LOAN AGREEMENT

by and among

H.I.G. ALL AMERICAN, LLC

AND

COACHMEN INDUSTRIES, INC.,

AS BORROWER REPRESENTATIVE,

AND

ALL AMERICAN HOMES, LLC,

ALL AMERICAN HOMES OF COLORADO, LLC,

ALL AMERICAN HOMES OF GEORGIA, LLC,

ALL AMERICAN HOMES OF INDIANA, LLC,

ALL AMERICAN HOMES OF IOWA, LLC,

ALL AMERICAN HOMES OF NORTH CAROLINA, LLC,

ALL AMERICAN HOMES OF OHIO, LLC,

ALL AMERICAN BUILDING SYSTEMS, LLC,

ALL AMERICAN SPECIALTY VEHICLES, LLC,

COACHMEN MOTOR WORKS, LLC,

COACHMEN MOTOR WORKS OF GEORGIA, LLC,

CONSOLIDATED BUILDING INDUSTRIES, LLC,

CONSOLIDATED LEISURE INDUSTRIES, LLC,

COACHMEN OPERATIONS, INC.,

COACHMEN PROPERTIES, INC.,

MOD-U-KRAF HOMES, LLC,

SUSTAINABLE DESIGNS, LLC,

AS BORROWERS

for

Up To $10,000,000 Principal Amount

of

Senior Secured Revolving Notes

and

$10,000,000 Principal Amount

of

Secured Subordinated Convertible Tranche B Notes

and

Warrants to Purchase Shares of Common Stock

October 27, 2009

MIAMI 837301 v12 (2K)

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS	2

SECTION 2.	THE LOANS AND WARRANTS	18

2.1	The Loans and Warrants.	18
2.2	Registration	19
2.3	Issue Taxes	19
2.4	General Provisions Regarding Payments	20
2.5	Lost, etc., Securities	20
2.6	Indemnification.	20
2.7	Use of Proceeds	22
2.8	Margin Regulations	22

SECTION 3.	CONDITIONS PRECEDENT	22

3.1	Conditions to Initial Closing	22
3.2	Conditions to Funding of Revolving Loans	27

SECTION 4.	GRANT AND PERFECTION OF SECURITY INTEREST	29

4.1	Grant of Security Interest	29
4.2	Perfection of Security Interests	30

SECTION 5.	COLLATERAL COVENANTS	34

5.1	Accounts Covenants.	34
5.2	Inventory Covenants	35
5.3	Equipment Covenants	36
5.4	Real Property Covenants	33
5.5	Power of Attorney	36
5.6	Right to Cure	37
5.7	Access to Premises	38

SECTION 6.	REPRESENTATIONS AND WARRANTIES	38

6.1	Corporate Existence; Power and Authority.	38
6.2	Name; State of Organization; Chief Executive Office; Collateral Locations.	39
6.3	Financial Statements; No Material Adverse Change.	40
6.4	Priority of Liens; Title to Properties.	41
6.5	Tax Returns.	41
6.6	Litigation.	42
6.7	Compliance with Other Agreements and Applicable Laws.	42
6.8	Environmental Compliance.	42
6.9	Employee Benefits.	43
6.10	Bank Accounts.	45
6.11	Intellectual Property.	45
6.12	Subsidiaries; Affiliates; Capitalization; Solvency.	46
6.13	Labor Disputes.	46
6.14	Restrictions on Subsidiaries.	47
6.15	Material Contracts.	47
6.16	Payable Practices.	47
6.17	Certain Fees	47
6.18	Authorized Capital	47
6.19	Private Offering	48
6.20	The Transaction Documents.	48
6.21	Accuracy and Completeness of Information	49
6.22	SEC Reports	49
6.23	Survival of Warranties; Cumulative	49

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	50

7.1	Purchase for Own Account	50
7.2	Accredited Investor	50
7.3	Authorization, etc	50

SECTION 8.	AFFIRMATIVE AND NEGATIVE COVENANTS	51

8.1	Maintenance of Existence.	51
8.2	New Collateral Locations	51
8.3	Compliance with Laws, Regulations, Etc	51
8.4	Payment of Taxes and Claims	52
8.5	Property Insurance	53
8.6	Financial Statements and Other Information.	53
8.7	Information to Prospective Lender	56
8.8	Reservation of Shares	57
8.9	No Dilution or Impairment	57
8.10	Meetings of the Board of Directors	57
8.11	Sale of Assets, Consolidation, Merger, Dissolution, Etc	58
8.12	Encumbrances	59
8.13	Indebtedness	60
8.14	Loans, Investments, Etc	61
8.15	Dividends and Redemptions	62
8.16	Transactions with Affiliates	62
8.17	Compliance with ERISA	62
8.18	End of Fiscal Years; Fiscal Quarters	63
8.19	Change in Business	63
8.20	Limitation of Restrictions Affecting Subsidiaries	63
8.21	Financial Covenants.	64
8.22	Capital Expenditures	65
8.23	Warranty Obligations	65
8.24	Performance Security Obligations	66
8.25	Sales Contracts	66
8.26	Cash Expenditures	66
8.27	Use of Proceeds	66
8.28	Material Contracts	66
8.29	Foreign Assets Control Regulations, Etc	66
8.30	After Acquired Real Property	67
8.31	Costs and Expenses	67
8.32	Collateral Monitoring Fee	67
8.33	Inconsistent Agreements	68
8.34	Increase in Compensation	68
8.35	Stay, Extension and Usury Laws	68
8.36	Limitation on Ranking of Future Indebtedness	68
8.37	By-Laws Amendment	68
8.38	Further Assurances	68

SECTION 9.	PAYMENTS	69

9.1	Mandatory Prepayment.	69
9.2	Offer of Prepayment	69
9.3	Effect of Notice of Prepayment	70
9.4	No Voluntary Prepayment of Tranche B Notes	70
9.5	Mandatory Repayments and Prepayments of Revolving Notes.	70
9.6	Optional Prepayments	70
9.7	Application of Payments	70

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	71

10.1	Events of Default	71
10.2	Remedies.	73

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	76

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	76
11.2	Waiver of Notices	78
11.3	Amendments and Waivers	78
11.4	Waiver of Counterclaims	78

SECTION 12.	MISCELLANEOUS	78

12.1	Transfers.	78
12.2	Interpretative Provisions.	79
12.3	Notices	81
12.4	Partial Invalidity	82
12.5	Successors	82
12.6	USA Patriot Act	82
12.7	Entire Agreement	82
12.8	Counterparts, Etc.	83

MIAMI 837301 v12 (2K)

INDEX

TO

EXHIBITS AND SCHEDULES

Schedule 2.7	Use of Proceeds
Schedule 3.1(m)	Mortgaged Property
Schedule 5.2	Inventory Subject to Repurchase
Schedule 6.1	Required Consents
Schedule 6.17	Fees
Schedule 8.39	Post-Closing Covenants
Exhibit 1.70	Perfection Certificate
Exhibit 1.83	Form of Registration Rights Agreement
Exhibit 1.87	Form of Revolving Note
Exhibit 1.97	Form of Tranche B Note
Exhibit 2.1(a)	Form of Notice of Borrowing
Exhibit 2.1(c)	Form of Warrant
Exhibit 3.1(i)	Form of Officer’s Certificate
Exhibit 3.1(k)	Form of Director Indemnification Agreement
Exhibit 3.1(l)	Form of Pledge Agreement
Exhibit 3.1(m)	Form of Mortgage
Exhibit 3.1(n)	Form of Trademark Security Agreement
Exhibit 3.1(o)	Form of Deposit Account Control Agreement
Exhibit 8.6(a)(i)	Form of Compliance Certificate

MIAMI 837301 v12 (2K)

LOAN AGREEMENT

This LOAN AGREEMENT, dated October 27, 2009, is entered into by and among H.I.G. All American, LLC, a Delaware limited liability company (the “Lender”), and Coachmen Industries, Inc. (“Coachmen”), as Borrower Representative (in such capacity “Borrower Representative”), an Indiana corporation, having its principal place of business at 2831 Dexter Dr., Elkhart, Indiana 46515; All American Homes, LLC (“AAH”), an Indiana limited liability company, having its principal place of business at 1418 S. 13th St., Decatur, Indiana 46733; All American Homes of Colorado, LLC (“AAH-CO”), a Colorado limited liability company, having its principal place of business at 3333 East Center Dr., Milliken, Colorado 80543; All American Homes of Georgia, LLC (“AAH-GA”), a Georgia limited liability company, having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514; All American Homes of Indiana, LLC (“AAH-IN”), an Indiana limited liability company, having its principal place of business at 1418 S. 13th St., Decatur, Indiana 46733; All American Homes of Iowa, LLC (“AAH-IA”), an Iowa limited liability company, having its principal place of business at 1551 15th Avenue SE, Dyersville, Iowa 52040; All American Homes of North Carolina, LLC (“AAH-NC”), a North Carolina limited liability company, having its principal place of business at 2015 US 221 & US 74, Rutherfordton, North Carolina 28139; All American Homes of Ohio, LLC (“AAH-OH”), an Ohio limited liability company, having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514; All American Building Systems, LLC (“AABS”), an Indiana limited liability company, having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514; All American Specialty Vehicles, LLC (“AASV”), an Indiana limited liability company, having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514; Coachmen Motor Works, LLC (“Motor Works”), an Indiana limited liability company, having its principal place of business at 2831 Dexter Dr., Elkhart, Indiana 46515; Coachmen Motor Works of Georgia, LLC (“Motor Works-GA”), a Georgia limited liability company, having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514; Consolidated Building Industries, LLC (“CBI”), an Indiana limited liability company, having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514; Consolidated Leisure Industries, LLC (“CLI”), an Indiana limited liability company, having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514; Coachmen Operations, Inc. (“COI”), an Indiana corporation, having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514; Coachmen Properties, Inc. (“CPI”), an Indiana corporation having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514; Mod-U-Kraf Homes, LLC (“Mod-U-Kraf”), a Virginia limited liability company, having its principal place of business at 260 Weaver Street, Rocky Mount, Virginia 24151; Sustainable Designs, LLC (“Sustainable”), an Indiana limited liability company, having its principal place of business at 2831 Dexter Drive, Elkhart, Indiana 46514 (Coachmen, AAH, AAH-CO, AAH-GA, AAH-IN, AAH-IA, AAH-NC, AAH-OH, AABS, AASV, Motor Works, Motor Works-GA, CBI, CLI, COI, CPI, Mod-U-Kraf and Sustainable are collectively referred to as “Borrowers”).

W I T N E S S E T H:

WHEREAS, the Borrowers desire that the Lender loan from time to time on a revolving basis up to $10,000,000 principal amount of Senior Secured Revolving Notes of the Borrowers;

WHEREAS, the Borrowers desire that the Lender funds $10,000,000 initial principal amount of Secured Subordinated Convertible Tranche B Notes of the Borrowers; and

WHEREAS, Coachmen desires to grant the Lender common stock warrants (the “Warrants”) for the acquisition of up to 6,654,855 shares of Common Stock of Coachmen, representing in the aggregate twenty percent (20%) of the outstanding Common Stock of Coachmen on a Fully-Diluted Basis;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS

For purposes of this Loan Agreement, the following terms shall have the respective meanings given to them below:

1.1           “Accounts” shall mean all present and future rights of the Borrowers to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; (b) for services rendered or to be rendered; (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred; or (e) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2           “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of Capital Stock of such Person or other equity interests in such Person; (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of Capital Stock or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and; (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Capital Stock, by agreement or otherwise.

1.3           “Approved Purchase” shall mean the sale by the Lender to any Person of a Majority of the Securities.

1.4           “Asset Sale” shall mean the sale (including any sale-leaseback transaction) by the Borrowers to any Person of (a) any Capital Stock of the Borrowers not otherwise permitted by Section 8.11; (b) substantially all of the assets of the Borrowers; or (c) any other assets (whether tangible or intangible) of the Borrowers outside the ordinary course of business.

1.5           “Available Cash” shall mean, on any given date, the amount of cash available to the Borrowers from sources other than Revolving Loans, including without limitation cash available from (a) bank accounts maintained by any Borrower, (b) Cash Equivalents and other securities or instruments that can be liquidated or borrowed against without incurring significant penalties and (c) borrowing against life insurance contracts or any other contracts, net of (x) checks in transit and (y) payment obligations that are to be paid within ten (10) Business Days; provided that Available Cash shall not include cash held in a segregated bank account that is subject to a Deposit Account Control Agreement and is either (a) set aside by the Borrowers solely for the purpose of satisfying Warranty Obligations or (ii) held by an issuer as of one or more letters of credit as security for such letters of credit.

1.6           “Borrower” or “Borrowers” shall have the meanings set forth in the Preamble and shall include their successors and assigns.

1.7           “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which the Lender is open for the transaction of business.

1.8           “Capital Expenditures” shall mean with respect to any Person for any period, the aggregate of all expenditures by such Person during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all liabilities and obligations in respect of Capital Leases paid or payable during such period.

1.9           “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.10           “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.11           “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $100,000,000,000; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $100,000,000,000; (d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (e) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (d) above.

1.12           “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Coachmen or any one or more of the Borrowers to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except to another Borrower; (b) the liquidation or dissolution of Coachmen or any one or more of the Borrowers or the adoption of a plan by the stockholders of Coachmen or any one or more of the Borrowers relating to the dissolution or liquidation of Coachmen or any one or more of the Borrowers; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Common Stock of Coachmen or the Board of Directors of Coachmen (other than pursuant to the terms of this Agreement or the Transaction Documents); (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Coachmen (together with any new directors who have been appointed by the Lender, or whose nomination for election by the stockholders of Coachmen, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Coachmen then still in office; or (e) entering into any agreement providing for the merger, combination, consolidation or similar business transaction involving Coachmen in which the holders of Capital Stock immediately prior to such closing are not the holders, directly or indirectly, of a majority of the Capital Stock of the surviving Person in such transaction immediately after such closing.

1.13           “Change of Control Agreements” shall mean, collectively, (a) the Tier 1 and Tier 2 change of control agreements entered into between Coachmen and the employees of Coachmen party thereto; (b) Coachmen’s Supplemental Deferred Compensation Plan, as amended and restated on January 1, 2003; (c) Coachmen’s Executive Annual Performance Incentive Plan, as amended on May 3, 2001; (d) Coachmen’s Long Term Incentive Performance Based Restricted Stock Plan; and (e) all other agreements or plans creating any benefit or entitlement in favor of any current or former employee of any of the Borrowers upon a change of control (or similar event) of any of the Borrowers.

1.14           “Closing” is defined in Section 2.1(d).

1.15           “Closing Date” is defined in Section 2.1(d).

1.16           “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.17           “Collateral” shall have the meaning set forth in Section 4.1 hereof.

1.18           “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to the Lender, from any lessor of premises to the Borrowers, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.19           “Common Stock” shall mean the common stock, no par value per share, of Coachmen.

1.20           “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains or any non-cash losses or any income associated with accrual reversals or similar accounting gains from discontinued operations) acceptable to the Lender after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP.  For the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Provision for Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

1.21           “Conversion Shares” means the shares of Common Stock of Coachmen issued upon conversion of the Tranche B Notes.

1.22           “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.23           “Deposit Account Control Agreement” has the meaning set forth in Section 3.1(p).

1.24           “Director Indemnification Agreement” shall mean the indemnification agreement, substantially in the form of Exhibit 3.1(l) hereto, between Coachmen and the directors designated by the Lender in accordance with Section 8.10.

1.25           “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period; plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person) acceptable to the Lender, all in accordance with GAAP; plus (c) net Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person); plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person); plus (e) the transaction fees paid pursuant to Section 2.1(e)(ii) hereof.

1.26           “Environmental Laws” shall mean all foreign, Federal, state and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any of the Borrowers and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety; (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials; or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974; (ii) applicable state counterparts to such laws; and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.27           “Equipment” shall mean all of the Borrowers' now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software) vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.28           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules, regulations and interpretations thereunder or related thereto.

1.29           “ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) which together with any of the Borrowers or any of their Subsidiaries would be deemed to be a “single employer,” or otherwise required to be aggregated with any of the Borrowers or any of their Subsidiaries, under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.30           “ERISA Event” shall mean any one or more of the following: (a) any “reportable event”, as defined in Section 4043(c) of ERISA, with respect to a Plan, other than events as to which the requirement of notice under Section 4043(a) of ERISA has been waived in regulations by the PBGC; (b) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the Code or Section 302, 303, or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan or Multiemployer Plan, or that such filing may be made; or a determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) a complete or partial withdrawal by any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal; the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (d) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, the termination of any Plan under Section 4041(c) of ERISA, or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the commencement of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institute of proceedings, by the PBGC under Section 4042 of ERISA to terminate, or appoint a trustee to administer, any Plan; (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than the PBGC’s premiums due but not delinquent under Section 4007 of ERISA, upon any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate in excess of $100,000; and (h) any other event or condition with respect to a Plan that could reasonably be expected to result in liability of the any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate in excess of $100,000.

1.31           “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.32           “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.33           “Excluded Real Property” shall mean collectively, any Real Property of any borrower having a market value and book value (for both land and the improvements) of less than $250,000.

1.34           “Existing Debt” shall mean the Indebtedness of the Existing Lenders as of the date hereof as set forth on Schedule 6.3(c) of the Perfection Certificate, as the same is reduced from time to time in accordance with the Borrowers’ agreements with the Existing Lenders as of the date hereof.

1.35           “Existing Lenders” shall mean the lenders to the Borrowers listed on Schedule 6.3(c) of the Perfection Certificate and their respective predecessors, successors and assigns.

1.36           “Financial Statements” is defined in Section 3.1(i).

1.37           “Fixed Charge Coverage Ratio” shall mean, as to any Person, with respect to any period, the ratio of (a) the amount equal to the EBITDA of such Person for such period to (b) the Fixed Charges of such Person for such period.

1.38           “Fixed Charges” shall mean, as to any Person, with respect to any period, the sum of, without duplication, (a) all Interest Expense (excluding PIK Interest, original issue discount associated with the Warrants and imputed interest resulting from the repayment of the Borrowers’ industrial revenue bonds prior to Closing) during such period; plus (b) all Capital Expenditures during such period; plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments in respect of Indebtedness for borrowed money (excluding payments in respect of revolving loans that do not result in a permanent reduction of the related revolving commitment and Indebtedness with respect to Capital Leases (and without duplicating items (a) and (c) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period; plus (d) taxes paid during such period in cash.

1.39           “Fully-Diluted Basis” shall mean, as applied to the calculation of the number of shares of Common Stock outstanding at any time, after giving effect to (a) all shares of Common Stock outstanding at the time of determination (whether restricted or unrestricted); (b) all shares of Common Stock issuable upon the exercise of any option, warrant (including the Warrants) or similar right to purchase Common Stock outstanding at the time of determination; and (c) all shares of Common Stock issuable upon the conversion or exchange of any security convertible into or exchangeable for shares of Common Stock (including the Tranche B Notes).  Such calculation will not be made in accordance with the “treasury method.”

1.40           “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 8.21 through 8.27 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to the Lender prior to the date hereof.

1.41           “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.42           “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.43           “Hedge Agreement” shall mean an agreement between one or more Borrowers and a third party that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, forward commodity contracts, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices.

1.44           “Holder” or “Holders” shall mean the Lender (so long as it holds any Securities) and any other holder of any of the Securities.

1.45           “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices so long as such accounts payable are paid within 60 days of their due date and are not being contested); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition that is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law; (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; and (l)accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested in good faith.

1.46           “Indemnified Party” is defined in Section 2.6.

1.47           “Independent Committee” is defined in Section 8.10(f).

1.48           “Intellectual Property” shall mean all of the Borrowers’ now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to the Borrowers’ use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.49           “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.

1.50           “Inventory” shall mean all of the Borrowers’ now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by the Borrowers as lessor; (b) are held by the Borrowers for sale or lease or to be furnished under a contract of service; (c) are furnished by the Borrowers under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.51           “Investment Property Control Agreement” has the meaning set forth in Section 3.1(o).

1.52           “Lender” shall mean H.I.G. All American, LLC, a Delaware limited liability company, and its successors and assigns.

1.53           “Leverage Ratio” shall mean, as of any date, the ratio of (a) the aggregate principal amount of the Obligations outstanding on such date plus the aggregate principal amount of all other Indebtedness (excluding the amount of all contingent liabilities in respect of undrawn letters of credit) of the Borrowers on such date to (b) EBITDA of the Borrowers for the period referenced herein and ended on such date.

1.54           “License Agreements” shall have the meaning set forth in Section 6.11 hereof.

1.55           “Loan Agreement” shall mean this Loan Agreement, dated as of October 27, 2009, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the procedures set forth herein.

1.56           “Losses” is defined in Section 2.6.

1.57           “Majority of the Securities” shall mean (a) a majority of the principal amount of the Notes, if no Conversion Shares have been issued, (b) a majority of the Conversion Shares and Warrant Shares, if all of the Tranche B Notes have been converted into Conversion Shares, or (c) a majority of the Conversion Shares and Warrant Shares outstanding and Conversion Shares issuable upon conversion of Tranche B Notes if both Notes and Conversion Shares are outstanding.

1.58           “Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

1.59           “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance, operations or prospects of the Borrowers; (b) the legality, validity or enforceability of this Loan Agreement or any of the other Transaction Documents; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of the Lender upon the Collateral; (d) the Collateral or its value; (e) the ability of the Borrowers to repay the Obligations or of the Borrowers to perform their obligations under this Loan Agreement or any of the other Transaction Documents as and when to be performed; or (f) the ability of the Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of the Lender under this Loan Agreement or any of the other Transaction Documents.

1.60           “Material Contract” shall mean (a) any contract or other agreement (other than the Transaction Documents and purchase orders entered into in the ordinary course of business), written or oral, of the Borrowers involving monetary liability of or to any Person in an amount in excess of $500,000 in any fiscal year; (b) any other contract or other agreement (other than the Transaction Documents), whether written or oral, to which one or more of the Borrowers is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect; and (c) any contract filed as a material contract in an exhibit to Coachmen’s SEC Reports.

1.61           “Mortgage” has the meaning set forth in Section 3.1(m)(i).

1.62           “Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a) (i) which is contributed to by (or to which there is an obligation to contribute of) any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate, and (ii) each such plan for the five-year period immediately following the latest date on which any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate contributed to or had an obligation to contribute to such plan, or (b) with respect to which any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate may incur any liability.

1.63           “Note Register” is defined in Section 2.3.

1.64           “Notes” shall mean, collectively, the Revolving Notes, the Tranche B Notes, and any PIK Interest added to the Tranche B Notes, from time to time, as applicable, issued under this Loan Agreement, and all replacements, renewals and any other notes of like tenor hereafter issued by the Borrowers in payment of interest thereon or in substitution or exchange for any thereof.

1.65           “Obligations” shall mean all obligations, liabilities, indebtedness, covenants and duties of every kind, nature and description owing by the Borrowers to the Lender and/or any Holder, including principal, interest, charges, fees, costs and expenses (including attorneys and paralegal fees), however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Loan Agreement or any of the other Transaction Documents, whether now existing or hereafter arising, whether arising before or after the commencement of any case with respect to the Borrowers under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

1.66           “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than the Borrowers.

1.67           “Offer of Prepayment” is defined in Section 9.2.

1.68           “Officers Certificate” shall mean, as applied to each of the Borrowers, a certificate executed by its chairman of the board (if an officer), its president, one of its vice presidents, corporate secretary, its chief financial officer or its treasurer; provided, that, any Officers Certificate with respect to the compliance with a condition precedent to the issuance and sale of the Securities hereunder shall include (a) a statement that the officer or officers making or giving such Officers Certificate have read such condition and any definitions or other provisions contained in this Loan Agreement relating thereto; (b) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with; and (c) a statement as to whether, in the opinion of the signers, such condition has been complied with.

1.69           “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

1.70           “Perfection Certificate” shall mean the Perfection Certificate of the Borrowers constituting Exhibit 1.70 hereto containing material information with respect to the Borrowers, their businesses and assets provided by or on behalf of the Borrowers to the Lender in connection with the preparation of this Loan Agreement and the other Transaction Documents and the financing arrangements provided for herein.

1.71           “Permits” is defined in Section 6.7.

1.72           “Permitted Encumbrances” is defined in Section 8.12.

1.73           “Permitted Revolver Financing” shall mean a new asset based credit facility (a) providing for revolving loans to one or more Borrowers; (b) secured solely by the Borrowers’ accounts receivable and inventory; (c) from one or more banks or significant financial institutions that are primarily engaged in the business of providing debt financing to middle market companies; (d) that contains customary terms and conditions, including without limitation pricing, as determined by the Lender; (e) that includes an intercreditor agreement acceptable to the Lender; (f) that is to be used for the same purposes and with the same limitations as the Revolving Notes; and (g) that is not inconsistent with the terms of this Loan Agreement and the Transaction Documents.

1.74           “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.75           “Performance Security Obligations” shall mean, with respect to any period, all (a) reimbursement obligations and other liabilities incurred with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments, in each case whether or not secured or collateralized, issued for the account of the Borrowers or any one of them, and (b) all fees, interest and other expenses incurred in respect of any such item.

1.76           “Plan” shall mean (a)(i) an “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, maintained or contributed to by any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate, or to which any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate has an obligation to contribute, and (ii) each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to), or otherwise has liability with respect to such plan; and (b) each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate or to which any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate contributes (or has any obligation to contribute), has any liability, or is a party.

1.77           “Pledge Agreement” shall have the meaning set forth in Section 3.1(l).

1.78           “Prepayment Price” shall mean, when used with respect to any Note to be prepaid, the prepayment price fixed for such prepayment pursuant to Section 9.1.

1.79           “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, state, county or local, and whether foreign or domestic, that are paid or payable in cash by any Person in respect of any period in accordance with GAAP.

1.80           “Real Property” shall mean all now owned and hereafter acquired real property of the Borrowers, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.81           “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of the Borrowers: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of the Borrowers; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to the Borrowers or otherwise in favor of or delivered to the Borrowers in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to the Borrowers, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by the Borrowers or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of the Borrowers) or otherwise associated with any Accounts, Inventory or general intangibles of the Borrowers (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, tax credits, any funds which may become payable to the Borrowers in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to the Borrowers from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which the Borrowers are a beneficiary).

1.82           “Records” shall mean all of the Borrowers’ present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Borrowers with respect to the foregoing maintained with or by any other person).

1.83           “Registration Rights Agreement” shall mean a registration rights agreement, entered in to between the Lender and Coachmen, substantially in the form attached hereto as Exhibit 1.83.

1.84           “Remaining Escrow Funds” shall mean, on any given date, the actual dollar amount of funds remaining in the escrow account established as security for certain warranty and repurchase obligations retained by Coachmen and certain of its Subsidiaries pursuant to the Asset Purchase Agreement, dated as of November 20, 2008, by and among Forest River, Inc., Coachmen, and the Subsidiaries of Coachmen party thereto.

1.85           “Returns” shall have the meaning set forth in Section 6.5.

1.86           “Revolving Loans” shall have the meaning set forth in Section 2.1(a).

1.87           “Revolving Notes” means the Senior Secured Revolving Note issued by the Borrowers in the form attached hereto as Exhibit 1.87 and all replacements, renewals and any other notes of like tenor hereafter issued by the Borrowers in substitution or exchange for any thereof.

1.88           “SEC Reports” shall have the meaning set forth in section 6.22.

1.89           “Securities” shall mean the Notes, the Warrants and any Conversion Shares and Warrant Shares.  The Notes, the Warrants, the Conversion Shares and the Warrant Shares shall individually be referred to herein as a “Security” and collectively referred to herein as the “Securities.”

1.90           “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

1.91           “Shareholder Rights Agreement” shall mean the Rights Agreement, dated January 5, 2000, by and between Coachmen and First Chicago Trust Company of New York, as Rights Agent, pursuant to which Coachmen issued to the holders of its Common Stock certain rights to purchase additional shares of Common Stock as set forth therein.

1.92           “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof; and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.93           “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.94           “Taxes” shall have the meaning set forth in Section 8.4.

1.95 “Title Company” has the meaning set forth in Section 3.1(m)(ii).

1.96 “Tradmark Security Agreement” has the meaning set forth in Section 3.1(o).

1.97           “Tranche B Notes” means the 20.0% Secured Subordinated Convertible Tranche B Notes issued by the Borrowers in the form attached hereto as Exhibit 1.97, together with any PIK Interest that increases the principal amount thereof from time to time, and all replacements, renewals and any other notes of like tenor hereafter issued by the Borrowers in payment of interest thereon or in substitution or exchange for any thereof.

1.98           “Transaction Documents” shall mean this Loan Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Pledge Agreement, the Trademark Security Agreement, the Mortgages, the Deposit Account Control Agreements, the Investment Property Control Agreements and all guarantees, security agreements, deposit account control agreements, investment property control agreements, pledge agreements and other agreements, certificates and instruments now or at any time hereafter executed and/or delivered by the Borrowers or any Obligor in connection with this Loan Agreement.

1.99           “UCC” shall mean the Uniform Commercial Code as in effect in the State of Florida, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Florida on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Lender may otherwise determine).

1.100           “Unfunded Pension Liability” of any Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

1.101           “Warrant” is defined in the recitals.

1.102           “Warrant Shares” is defined in Section 2.1(c).

1.103           “Warranty Obligations” shall mean, on any given date, the total accrued liabilities (calculated based on the maximum potential contractual obligations) on the consolidated balance sheet of Coachmen and its Subsidiaries attributable to the vehicle warranties retained by Coachmen and certain of its Subsidiaries (a) pursuant to the Asset Purchase Agreement, dated as of November 20, 2008, by and among Forest River, Inc., Coachmen, and the Subsidiaries of Coachmen party thereto or (b) are otherwise outstanding and related to discontinued operations.

SECTION 2.	THE LOANS AND WARRANTS

2.1 The Loans and Warrants.

(a) Revolving Loans.  The Lender hereby agrees, subject to the terms and conditions of this Loan Agreement, to make revolving loans (each a “Revolving Loan”) to the Borrowers from time to time at any time prior to the second anniversary of the Closing Date, in an aggregate principal amount at any time outstanding not to exceed $10,000,000.  Each Revolving Loan shall be in the initial principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.  The Borrower Representative shall provide the Lender three (3) Business Day’s notice of any request for a Revolving Loan, which notice shall be in the form of Exhibit 2.1(a) hereto.  No more than one Revolving Loan shall be made in any calendar week.  Within the foregoing limits, the Borrowers may borrow under this Section 2.1(a), prepay or repay Revolving Loans as required under Sections 9.5 or to the extent permitted by Section 9.6, and reborrow pursuant to this Section 2.1(a).  The Revolving Loans shall be evidenced by the Revolving Note.  The Revolving Note shall contain a schedule showing the date and amount of each Revolving Loan and the date and amount of each payment of principal made by the Borrowers with respect thereto, which schedule shall be maintained by the Lender and shall be presumed to be correct, absent manifest error.

(b) Tranche B Notes.  The Lender hereby agrees, subject to the terms and conditions of this Loan Agreement, to lend to the Borrowers, and the Borrowers hereby agree to borrow from the Lender, at the Closing $10,000,000 principal amount of the Tranche B Notes at par.  The Holders of the Tranche B Notes shall have certain registration rights as provided in the Registration Rights Agreement.

(c) Warrants.  The Lender hereby agrees, subject to the terms and conditions of this Loan Agreement, to purchase from Coachmen, and Coachmen hereby agrees to sell to the Lender, at the Closing the Warrants.  The Warrants shall be in substantially the form attached hereto as Exhibit 2.1(c) and shall be initially exercisable for 6,654,855 shares of Common Stock (the “Warrant Shares”).  The Holders of the Warrant Shares shall have certain registration rights as provided in the Registration Rights Agreement.  The terms and provisions contained in the Warrants shall constitute, and are expressly made, a part of this Loan Agreement, and Coachmen and the Lender, by their execution and delivery of this Loan Agreement, expressly agree to such terms and provisions and to be bound thereby.

(d) Closing.  Each Note shall be dated the date of its issuance.  The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Loan Agreement and, to the extent applicable, the Borrowers and the Lender, by their execution and delivery of this Loan Agreement, expressly agree to such terms and provisions and to be bound thereby.  The purchase and sale of the Tranche B Notes and Warrants and the issuance of the Revolving Note shall take place at a closing (the “Closing”) at the offices of White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131 on October 27, 2009 (or such other Business Day as may be agreed upon by the Lender and the Borrowers (the “Closing Date”)).  At the Closing, the Borrowers shall deliver to the Lender the Securities, dated the Closing Date, to be purchased by or issued to the Lender in accordance with Sections 2.1(a), (b) and (c) (in such permitted denomination or denominations and registered in the Lender’s name or the name of such nominee or nominees as the Lender may reasonably request) against funding therefor by wire transfer to such bank account as the Borrowers shall designate.

(e) Fees and Expenses.  At the initial Closing, the Borrowers agree to pay or reimburse all reasonable fees and expenses relating to this Loan Agreement, including:  (i) the Lender’s reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the other Transaction Documents as set forth in the funds flow memorandum, dated the Closing Date; (ii) a one-time Closing Fee of four percent (4%) of the Lender’s commitments hereunder, of which $600,000 will be paid at the initial Closing and $200,000 will be paid upon the earlier of (A) the first draw down of a Revolving Loan or (B) the termination of the Revolving Loan facility; and (iii) the fees, expenses and other charges of the Lender’s counsel, White & Case LLP.  At the Lender’s election, the Borrowers shall authorize the Lender to deduct such amount from the proceeds of the Tranche B Notes.

(f) Issue Price.  The Borrowers and the Lender agree that for purposes of Section 1271 et seq. of the Code, the aggregate issue price of the Tranche B Notes is $5,773,559 and the aggregate issue price of the Warrants is $4,226,441, and that this Loan Agreement is intended to constitute agreement as to the issue price for all Federal and other income tax purposes.

2.2 Registration

.  Coachmen shall cause to be kept at its principal office registers for the registration and transfer of the Notes and the Warrants (each, a “Register”).  The names and addresses of the Holders of Notes and Warrants, as applicable, the transfer of Notes and Warrants, as applicable, and the names and addresses of the transferees of the Notes and Warrants, as applicable, shall be registered in the Register.  The Person in whose name any registered Note or Warrant shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Loan Agreement and the Borrowers shall not be affected by any notice to the contrary, until due presentment of such Security for registration of transfer so provided in this Section 2.2.  Payment of or on account of the principal, premium, if any, and interest on, or any other amount in respect of, any registered Note shall be made to or upon the written order of such registered holder.

2.3 Issue Taxes

.  The Borrowers agree to pay all taxes (other than taxes in the nature of income, franchise or gift taxes) in connection with the issuance, sale, delivery or transfer by the Borrowers to the Lender of the Securities and the execution and delivery of the agreements and instruments contemplated hereby and any modification of any Security, agreements and instruments and will save the Lender harmless without limitation as to time against any and all liabilities with respect to all such taxes.  The obligations of the Borrowers under this Section 2.3 shall survive the payment or prepayment of the Notes, the conversion of the Tranche B Notes into Common Stock, the exercise of the Warrants and the termination of this Loan Agreement.

2.4 General Provisions Regarding Payments

.  All payments by the Borrowers of principal, premium, if any, interest and other amounts hereunder shall be made in U.S. dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, without deduction or withholding for any present or future taxes, assessments or other charges of whatever nature, and delivered to each Holder’s account not later than 12:00 Noon (New York time) on the date due unless such is a day which is not a Business Day, in which case the Borrowers shall make such payments on the next  succeeding Business Day, and interest shall accrue on the aggregate amount of such payments until such amount is paid and payment of such accrued interest shall be made concurrently with the payment of such amount.

2.5 Lost, etc., Securities

.  If a mutilated Security is surrendered to the Borrowers or if the Holder of a Security claims and submits an affidavit or other evidence, satisfactory to the Borrowers to the effect that the Security has been lost, destroyed or wrongfully taken, the Borrowers shall issue a replacement Security if the Holder of the Security provides an affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Security at the time of such loss, theft or destruction.

2.6 Indemnification.

(a) The Borrowers hereby jointly and severally agree without limitation as to time, to indemnify each Holder and each director, officer, employee, agent and Affiliate of such Holder (collectively, the “Indemnified Parties”) against, and hold it and them harmless from, all losses, claims, damages, liabilities, costs (including reasonable attorneys fees and disbursements) (collectively, “Losses”) incurred by it or them and arising out of or in connection with this Loan Agreement, the Securities, or any other Transaction Document, or the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or pursuant hereto or thereto), whether or not the transactions contemplated by this Loan Agreement are consummated and whether or not any Indemnified Party is a formal party to any proceeding, other than to the extent that any Losses result from action on the part of any Indemnified Party which is finally judicially determined to constitute either gross negligence or willful misconduct.  For the purpose of the preceding sentence, “Losses” shall not include any losses by any Holder resulting solely from the reduction in value of the Securities.  The Borrowers agree to reimburse any Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party.  The obligations of the Borrowers shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder.  The obligations of the Borrowers under this Section 2.6 shall survive the payment or prepayment of the Notes, at maturity, upon acceleration, redemption or otherwise, the conversion of the Tranche B Notes into Conversion Shares, the exercise of the Warrants for Warrant Shares, any transfer of the Securities by any Holder and the termination of this Loan Agreement or any other Transaction Document.  This indemnity agreement will be in addition to any liability which the Borrowers may otherwise have, including under this Loan Agreement and any other indemnification agreements contained in any other Transaction Document.

(b) In case any action shall be brought against any Indemnified Party with respect to which indemnity may be sought against the Borrowers hereunder, such Indemnified Party shall promptly notify the Borrowers in writing and the Borrowers shall, if they so desire, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of such counsel’s reasonable fees and expenses.  The failure to so notify the Borrowers shall not affect any obligation they may have to any Indemnified Party under this Loan Agreement or otherwise unless they are materially adversely affected by such failure.  Each Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnified Party unless: (i) the Borrower Representative has agreed in writing to pay such expenses; (ii) the Borrowers have failed to assume such defense and employ counsel; or (iii) the named parties to any such action (including any impleaded parties) include one or more of the Borrowers, and such Indemnified Party shall have been advised by outside counsel that there may be one or more legal defenses available to it which are inconsistent with or additional to those available to the Borrowers; provided that, if the Indemnified Party notifies the Borrowers in writing that it elects to employ separate counsel in the circumstances described in the preceding subclauses (ii) or (iii), the Borrowers shall not have the right to assume the defense of such action or proceeding; provided, however, that the Borrowers shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any necessary local counsel), which counsel shall be designated by such Indemnified Party. The Borrowers agree that they will not, without the Indemnified Parties’ prior written consent, settle or compromise any pending or threatened claim, action or suit in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release of the Indemnified Parties from all liability and obligation arising therefrom.

(c) If the indemnification provided for in this Section 2.6 is unavailable to any Indemnified Party in respect of any Losses referred to herein, then the Borrowers, in lieu of indemnifying such Persons, shall have an obligation to contribute to the amount paid or payable by such Persons as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Borrowers and the Lender and the other Indemnified Parties in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations.  The amount paid or payable by any such Person as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in this Section 2.6, any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation, lawsuit or legal or administrative action or proceeding.

(d) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

2.7 Use of Proceeds

.  The proceeds of the Securities, together with other funds available to the Borrowers, shall be applied by the Borrowers only in accordance with Schedule 2.7 hereto.

2.8 Margin Regulations

.  No portion of the proceeds of any Securities under this Loan Agreement shall be used by the Borrowers in any manner that might cause the issuance and sale of the Securities or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such issuance and sale and such use of proceeds.

SECTION 3.	CONDITIONS PRECEDENT

3.1 Conditions to initial Closing

.  The obligations of the Lender to purchase and pay for the Tranche B Notes to be delivered on the initial Closing Date are subject to the prior or concurrent satisfaction of the following conditions:

(a) The Borrowers shall have duly authorized, executed and delivered to the Lender the Loan Agreement, the Notes, the Warrants, the Registration Rights Agreement and the other Transaction Documents and the documents and instruments to be delivered in connection therewith;

(b) There shall exist no Default or Event of Default and all the representations and warranties contained herein and in the other Transaction Documents shall be true and correct in all respects with the same effect as though such representations and warranties had been made on such Closing Date;

(c) The Lender shall have received, in form and substance satisfactory to the Lender, all releases, terminations and such other documents as the Lender may request to evidence and effectuate the termination by any outstanding secured creditor (other than the Existing Lenders) to the Borrowers of their respective financing arrangements with the Borrowers and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of the Borrowers and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party, and the Borrowers or any Obligor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by the Borrowers or any Obligor in favor of it, in form acceptable for recording with the appropriate Governmental Authority;

(d) All requisite corporate action and proceedings in connection with this Loan Agreement and the other Transaction Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which the Lender may have requested in connection therewith, such documents where requested by the Lender or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the articles of incorporation of Coachmen certified by the Secretary of State of Indiana);

(e) The Lender shall have received evidence, in form and substance satisfactory to the Lender, that the Lender has a valid perfected security interest in all of the Collateral, of first priority except for Permitted Encumbrances, including without limitation;

(i) proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Lender, desirable, to perfect the security interests purported to be created by the Transaction Documents;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that Coachmen or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Closing Date, together with copies of such other financing statements that name Coachmen or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Encumbraces);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Transaction Documents as may be necessary or, in the reasonable opinion of the Lender, desirable, to perfect the security interests intended to be created by the Transaction Documents; and

(iv) evidence that all other actions necessary or, in the opinion of the Lender, desirable to perfect and protect the security interests purported to be created by the Transaction Documents have been taken.

(f) The Lender shall have received evidence of insurance and loss payee endorsements and assignments of insurance proceeds as required hereunder and under the other Transaction Documents, in form and substance satisfactory to the Lender, and certificates of insurance policies and/or endorsements naming the Lender as loss payee;

(g) The Lender shall have received, in form and substance satisfactory to the Lender, such opinion letters of counsel to the Borrowers with respect to the Transaction Documents and such other matters as the Lender may request, including, without limitation, an opinion addressed to the Lender from local counsel in Colorado, Indiana, Iowa, North Carolina, Tennessee and Virginia, covering such matters as the Lender may request including, but not limited to, the enforceability of each Mortgage to be filed for record in such states.

(h) The Lender shall have received the following financial statements and information (the “Financial Statements”): (i) an estimated unaudited pro forma consolidated balance sheet of Coachmen as of such Closing Date, prepared in accordance with GAAP after giving effect to all transactions contemplated hereby, which shall be in form and substance satisfactory to the Lender; (ii) the audited consolidated balance sheet of Coachmen and its consolidated subsidiaries as of December 31, 2008 and the related consolidated statements of income and retained earnings and the related consolidated statements of cash flows of Coachmen for the fiscal year then ended, together with the notes thereto; and (iii) the unaudited consolidated statements of income of Coachmen and its consolidated Subsidiaries for the eight months ending August 30, 2009.  Since December 31, 2008, no Material Adverse Effect shall have occurred;

(i) The Lender shall have received an Officers Certificate of each Borrower, dated as of such Closing Date, certifying that (i) such Borrower is Solvent after giving effect to the consummation of the transactions contemplated hereby; (ii) the representations and warranties in Section 6 of this Loan Agreement are true, correct and complete on and as of the Closing Date; (iii) none of the Transaction Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements therein not misleading; (iv) the Borrower shall have performed all agreements and satisfied all conditions which this Loan Agreement and the other Transaction Documents provide shall be performed or satisfied by it on or before such Closing Date except as otherwise disclosed to and agreed to in writing by the Borrower Representative and the Lender; and (v) no Default or Event of Default shall have occurred and be continuing;

(j) On such Closing Date, the Lender’s purchase of the Securities shall not be prohibited by any applicable law or governmental regulation and shall not subject it to any penalty or, in the Lender’s reasonable judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation.  The offering, issuance, and sale of the Securities shall have complied with all applicable requirements of Federal and state securities laws, and the Lender shall have received evidence of such compliance in form and substance satisfactory to the Lender;

(k) The Borrower Representative shall have executed and delivered to the Lender the Director Indemnification Agreement for the director nominees of the Lender in substantially the form of Exhibit 3.1(k) hereto and shall provide evidence that the Lender’s designees to Coachmen’s Board of Directors are covered by at least $25 million of D&O insurance; and

(l) Coachmen and the Subsidiaries named therein shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit 3.1(l) (as amended, modified or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Lender all of the pledged securities, if any, referred to therein then owned by Coachmen and the Subsidiaries named therein, (i) endorsed in blank in the case of promissory notes and (ii) together with executed and undated stock powers in the case of Capital Stock.

(m) The Lender shall have received:

(i) a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt or leasehold deed to secure debt in substantially the form of Exhibit 3.1(m) (as amended, modified or supplemented from time to time, the “Mortgage”) with local law changes, duly executed, and corresponding UCC Fixture Filings, in form and substance satisfactory to the Lender, which Mortgage and UCC Fixture Filings shall cover each Real Property owned or leased by Coachmen or any of its Subsidiaries and designated as a “Mortgaged Property” on Schedule 3.1(m), together with evidence that counterparts of such Mortgage and UCC Fixture Filings have been delivered to the Title Company insuring the lien of such Mortgage for recording;

(ii) a lender’s title insurance policy (Form 1992) relating to each Mortgage of Real Property referred to above, other than Mortgages of Excluded Real Property, issued by a title insurer satisfactory to the Lender (the “Title Company”), in an insured amount satisfactory to the Lender and insuring the Lender that the Mortgage is a valid and enforceable first priority mortgage lien on such mortgaged property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such mortgage policy (1) to be in form and substance satisfactory to the Lender, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Lender in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance as the Lender in its discretion may reasonably request;

(iii) to induce the Title Company to issue the mortgage policies referred to in subsection (ii) above, such affidavits, certificates, surveys, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the Title Company, together with payment by the Borrowers of all mortgage policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such mortgage policies;

(iv) to the extent obtainable on or prior to the Closing Date, fully executed landlord waivers and/or bailee agreements in respect of those leaseholds of Coachmen or any of its Subsidiaries, each of which landlord waivers and/or bailee agreements shall be in form and substance reasonably satisfactory to the Lender;

(v) to the extent requested by the Lender, copies of all leases in which Coachmen or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; provided, that, to the extent any of the foregoing affect any Real Property subject to the Mortgages, to the extent requested by the Lender, such agreements shall be subordinate to the lien of the Mortgage to be recorded against such Real Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Lender); and

(vi) flood certificates covering each Real Property in form and substance acceptable to the Lender, certified to the Lender and certifying whether or not such Real Property is located in a flood hazard area, as determined by designation of each such Real Property in a special flood hazard zone by reference to the applicable FEMA map.

(n) Coachmen and its Subsidiaries shall have duly authorized, executed and delivered to the Lender a Trademark Security Agreement in the form of Exhibit 3.1(n) (as amended, modified or supplemented from time to time, the “Trademark Security Agreement”).

(o) The Lender shall have received a Deposit Account Control Agreement in the form of Exhibit 3.1(o) (as amended, modified or supplemented from time to time, the “Deposit Account Control Agreement”), duly executed, with respect to all the deposit accounts set forth in the Perfection Certificate.

(p) Coachmen shall have amended the Shareholder Rights Agreement, in form and substance satisfactory to the Lender, which amendment shall exclude from the events triggering the right of any Person to purchase Common Stock or other securities thereunder both (i) the transactions contemplated by this Loan Agreement (including without limitation the purchase of the Notes and Warrants, the conversion of the Tranche B Notes and the exercise of the Warrants) and (ii) any Approved Purchase.

(q) Coachmen’s Board of Directors shall have approved an amendment to Coachmen’s by-laws providing that Chapter 42 of the Indiana Business Corporation Law, which relates to “control share acquisitions” (as defined therein), shall no longer apply to Coachmen, and the Lender shall have received, in form and substance satisfactory to the Lender, evidence that such amendment has become effective to accomplish such purpose.

(r) The Lender shall have received evidence, in form and substance satisfactory to the Lender, that (i) the parties to the Change of Control Agreements shall have waived their rights under any of the Change of Control Agreements as a result of the transactions contemplated by this Loan Agreement and (ii) Coachmen shall have issued warrants to purchase Common Stock in full satisfaction of its obligation to fund a rabbi trust to secure payment of amounts owed under its Executive Benefit and Estate Accumulation Plan as a result of the change in control of Coachmen (after such funding, the Lender expects that Coachmen will fulfill all of its obligations thereunder).

(s) Any document required to be filed, registered, notarized or recorded in order to create and perfect the security interests purported to be granted in the Transaction Documents as first priority liens shall have been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations and recordations are required, and any other action required in the sole discretion of the Lender to perfect such security interests as such first priority liens shall have been effected, and the Lender shall have received acknowledgment copies or other evidence satisfactory to it that all necessary filing, notarization, recording and other fees and taxes assessed by any Governmental Authority related to such filings, notarizations, registrations and recordings have been paid in full.

(t) The Lender shall have received a subordination agreement, executed by Lake City Bank and the State of Indiana, in form and substance satisfactory to the Lender.

(u) The Lender shall have received evidence that the Borrowers have obtained payoff letters from all the participants in the industrial revenue bonds owed to the Rutherford Financing Authority and the Franklin Development Authority providing for the removal of all the liens securing such bonds and the letters of credit supporting them and the return of the excess cash serving as collateral therefor to bank accounts subject to a valid Deposit Account Control Agreement.

(v) The Borrowers shall have properly surrendered all of the life insurance policies that the Lender and the Borrower Representative have agreed will be surrendered for the cash surrender value thereof prior to the Closing Date.

3.2 Conditions to Subsequent Closings

.  The obligations of the Lender to purchase and pay for Revolving Loans to be delivered on each Closing Date subsequent to the initial Closing are subject to the prior or concurrent satisfaction of the following conditions:

(a) The Lender shall have received, in form and substance satisfactory to the Lender, all releases, terminations and such other documents as the Lender may request to evidence and effectuate the termination by any outstanding secured creditor (other than the Existing Lenders) to the Borrowers of their respective financing arrangements with the Borrowers and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of the Borrowers and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party, and the Borrowers or any Obligor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by the Borrowers or any Obligor in favor of it, in form acceptable for recording with the appropriate Governmental Authority;

(b) The Lender shall have received an Officer’s Certificate of each Borrower, dated as of such subsequent Closing Date substantially in the form of Exhibit 2.1(a) hereto, certifying that (i) such Borrower is Solvent after giving effect to such funding; (ii) the representations and warranties in Section 6 of this Loan Agreement are true, correct and complete on and as of such subsequent Closing Date; (iii) on and as of such subsequent Closing Date, none of the Transaction Documents contains any untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading; (iv) the Borrower has performed all agreements and satisfied all conditions which this Loan Agreement and the other Transaction Documents provide shall be performed or satisfied by it on or before such subsequent Closing Date except as otherwise disclosed to and agreed to in writing by the Borrower Representative and the Lender; and (v) no Default or Event of Default shall have occurred and be continuing on such subsequent Closing Date ;

(c) On and as of such subsequent Closing Date , the Lender’s loans hereunder or exercise of any rights herein or in any Transaction Document shall not have become prohibited by any applicable law or governmental regulation and shall not subject it to any penalty or, in the Lender’s reasonable judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation;

(d) Prior to such subsequent Closing Date , the Lender shall have received the following financial statements and information:

(i) if Coachmen is required to file period reports pursuant to the Exchange Act as of such subsequent Closing Date , (A) an estimated unaudited pro forma consolidated balance sheet of Coachmen giving effect to such Revolving Loan, as of such subsequent Closing Date , prepared in accordance with GAAP, which shall be in form and substance satisfactory to the Lender; and (B) estimated unaudited consolidated statements of income of Coachmen and its consolidated Subsidiaries for the interim period between Coachmen’s most recent financial statements filed pursuant to the Exchange Act and the last day of the month immediately preceding such subsequent Closing Date ; or

(ii) if Coachmen is not required to file period reports pursuant to the Exchange Act as of such subsequent Closing Date, (A) an estimated unaudited pro forma consolidated balance sheet of Coachmen giving effect to the Revolving Loan to occur on such subsequent Closing Date, prepared in accordance with GAAP, which shall be in form and substance satisfactory to the Lender; (B) the audited consolidated balance sheet of Coachmen and its consolidated Subsidiaries as of the last day of the fiscal year immediately preceding such subsequent Closing Date (or if such subsequent Closing Date is prior to April 1st of any year, the fiscal year prior to such fiscal year immediately preceding such subsequent Closing Date) and the related consolidated statements of income and retained earnings and the related consolidated statements of cash flows of Coachmen for such fiscal year; and (C) the unaudited consolidated statements of income of Coachmen and its consolidated Subsidiaries for the fiscal quarter immediately preceding such subsequent Closing Date.  As of such subsequent Closing Date, no Material Adverse Effect shall have occurred since December 31, 2008;

(e) The Lender shall have received an updated Perfection Certificate, dated as of such subsequent Closing Date, in form and substance satisfactory to the Lender, which shall confirm that as of such subsequent Closing Date,  the Lender continues to have a valid perfected security interest in all of the Collateral, of first priority except for Permitted Encumbrances;

(f) The Lender shall have received the remaining Closing Fee of $200,000;

(g) On the Closing Date, the conditions in Section 3.1 shall have been satisfied.

SECTION 4.	GRANT AND PERFECTION OF SECURITY INTEREST

4.1 Grant of Security Interest

.  To secure payment and performance of all Obligations, the Borrowers hereby grant to the Lender, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to the Lender, as security, all personal and real property and fixtures and interests in property and fixtures of the Borrowers, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by the Lender, collectively, the “Collateral”), including:

(a) all Accounts;

(b) all cash;

(c) all general intangibles, including, without limitation, all Intellectual Property;

(d) all goods, including, without limitation, Inventory and Equipment;

(e) all Real Property and fixtures;

(f) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(g) all instruments, including, without limitation, all promissory notes;

(h) all documents;

(i) all deposit accounts;

(j) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(k) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral; (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party; (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods; and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(l) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts); and (ii) monies, credit balances, deposits and other property of the Borrowers now or hereafter held or received by or in transit to the Lender or its Affiliates or at any other depository or other institution from or for the account of the Borrowers, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(m) all commercial tort claims, including, without limitation, those identified in the Perfection Certificate;

(n) to the extent not otherwise described above, all Receivables;

(o) all Records; and

(p) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

4.2 Perfection of Security Interests

.

(a) The Borrowers irrevocably and unconditionally authorize the Lender (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming the Lender or its designee as the secured party and the Borrowers as debtor, as the Lender may require, and including any other information with respect to the Borrowers or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as the Lender may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  The Borrowers hereby ratify and approve all financing statements naming the Lender or its designee as secured party and the Borrowers as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of the Lender prior to the date hereof and ratifies and confirms the authorization of the Lender to file such financing statements (and amendments, if any).  The Borrowers hereby authorize the Lender to adopt on behalf of the Borrowers any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming the Lender or its designee as the secured party and the Borrowers as debtor includes assets and properties of the Borrowers that do not at any time constitute Collateral, whether hereunder, under any of the other Transaction Documents or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by the Borrowers to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  In no event shall the Borrowers at any time file, or permit or cause to be filed,  any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming the Lender or its designee as secured party and the Borrowers as debtor.

(b) The Borrowers do not have any chattel paper (whether tangible or electronic) or instruments, except as set forth in the Perfection Certificate.  In the event that the Borrowers shall be entitled to or shall receive any chattel paper or instrument after the date hereof, the Borrowers shall promptly notify the Lender thereof in writing.  Promptly upon the receipt thereof by or on behalf of the Borrowers (including by any agent or representative), the Borrowers shall deliver, or cause to be delivered to the Lender, all tangible chattel paper and instruments that the Borrowers, or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify, in each case except as the Lender may otherwise agree.  At the Lender’s option, the Borrowers shall, or the Lender may at any time on behalf of the Borrowers, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to the Lender with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of [Lender] and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that the Borrowers shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), the Borrowers shall promptly notify the Lender thereof in writing.  Promptly upon the Lender’s request, the Borrowers shall take, or cause to be taken, such actions as the Lender may request to give the Lender control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) The Borrowers do not have any deposit accounts, except as set forth in the Perfection Certificate.  The Borrowers shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) the Lender shall have received not less than five (5) Business Days prior written notice of the intention of the Borrowers to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to the Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom the Borrowers are dealing and the purpose of the account; (ii)  the bank where such account is opened or maintained shall be acceptable to the Lender; and (iii) on or before the opening of such deposit account, the Borrowers shall as the Lender may specify either (A) deliver to the Lender a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by the Borrowers and the bank at which such deposit account is opened and maintained; or (B) arrange for the Lender to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to the Lender.  The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrowers’ salaried employees.

(e) The Borrowers do not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary, in each case except as set forth in the Perfection Certificate.

(i) In the event that the Borrowers shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, the Borrowers shall promptly endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify. If any securities, now or hereafter acquired by the Borrowers are uncertificated and are issued to the Borrowers or their nominee directly by the issuer thereof, the Borrowers shall immediately notify the Lender thereof and shall as the Lender may specify, either (A) cause the issuer to agree to comply with instructions from the Lender as to such securities, without further consent of the Borrowers or such nominee; or (B) arrange for the Lender to become the registered owner of the securities.

(ii) The Borrowers shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied:  (A)  the Lender shall have received not less than five (5) Business Days prior written notice of the intention of the Borrowers to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to the Lender the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom the Borrowers are dealing and the purpose of the account; (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to the Lender; and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, the Borrowers shall as the Lender may specify either (I) execute and deliver, and cause to be executed and delivered to the Lender, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by the Borrowers and such securities intermediary or commodity intermediary; or (II) arrange for the Lender to become the entitlement holder with respect to such investment property on terms and conditions acceptable to the Lender.

(f) The Borrowers are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument, except as set forth in the Perfection Certificate.  In the event that the Borrowers shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, the Borrowers shall promptly notify the Lender thereof in writing.  The Borrowers shall immediately, as the Lender may specify, either (i) deliver, or cause to be delivered to the Lender, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of any nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to the Lender, consenting to the assignment of the proceeds of the letter of credit to the Lender by the Borrowers and agreeing to make all payments thereon directly to the Lender or as the Lender may otherwise direct; or (ii) cause the Lender to become, at the Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) The Borrowers have no commercial tort claims, except as set forth in the Perfection Certificate.  In the event that the Borrowers shall at any time after the date hereof have any commercial tort claims, the Borrowers shall promptly notify the Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim; and (ii) include the express grant by the Borrowers to the Lender of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by the Borrowers to the Lender shall be deemed to constitute such grant to the Lender.  Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of the Lender provided in Section 4.2(a) hereof or otherwise arising by the execution by the Borrowers of this Loan Agreement or any of the other Transaction Documents, the Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming the Lender or its designee as secured party and the Borrowers as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, the Borrowers shall promptly upon the Lender’s request, execute and deliver, or cause to be executed and delivered, to the Lender such other agreements, documents and instruments as the Lender may require in connection with such commercial tort claim.

(h) The Borrowers do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party, except as set forth in the Perfection Certificate and except for goods located in the United States in transit to a location of the Borrowers permitted herein in the ordinary course of business of the Borrowers in the possession of the carrier transporting such goods.  In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Perfection Certificate or such carriers, the Borrowers shall promptly notify the Lender thereof in writing.  Promptly upon the Lender’s request, the Borrowers shall deliver to the Lender a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrowers.

(i) The Borrowers do not own any fee or leasehold or other interest in real property or fixtures, except as set forth in the Perfection Certificate.  In the event that the Borrowers shall at any time hold or acquire any fee or leasehold or other interest in real property or fixtures, the Borrowers shall promptly notify the Lender thereof in writing.  Promptly upon the receipt of such interest by or on behalf of the Borrowers (including by any agent or representative), the Borrowers shall (i) deliver or cause to be delivered to the Lender all mortgages, deeds of trust, deeds to secure debt, leasehold mortgages and other instruments, in form acceptable for recording with the appropriate Governmental Authority, together with all necessary endorsements thereon, as shall be requested by the Lender to perfect a first priority lien on such fee or leasehold or other interest in real property or fixtures, (ii) cooperate with the Lender in filing such documents with the appropriate Governmental Authority and (iii) promptly pay to the Lender all recording taxes and other fees assessed by any Governmental Authority in respect of such filing.

(j) The Borrowers shall take any other actions reasonably requested by the Lender from time to time to cause the attachment, perfection and priority of, and the ability of the Lender to enforce, the security interest of the Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that each of the Borrowers’ signatures thereon are required therefor; (ii) causing the Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the security interest of the Lender in such Collateral; (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the security interest of the Lender in such Collateral; (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 5.	COLLATERAL COVENANTS

5.1 Accounts Covenants.

(a) The Borrowers shall notify the Lender promptly of: (i) any material delay in the Borrowers’ performance of any of their obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof; and (ii) all material adverse information relating to the financial condition of any account debtor.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without the Lender's consent, except in the ordinary course of the Borrowers’ business consistent with past practice and except as set forth in the reports delivered to the Lender pursuant to Section 8.6.  So long as no Event of Default exists or has occurred and is continuing, the Borrowers shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor.  At any time that an Event of Default exists or has occurred and is continuing, the Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to the Lender or schedule thereof delivered to the Lender shall be true and complete; (ii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to the Lender in accordance with this Loan Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of the Borrowers’ business consistent with past practice; (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to the Lender in accordance with the terms of this Loan Agreement; and (iv) none of the transactions giving rise thereto will violate any applicable foreign, Federal, state or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) The Lender shall have the right at any time or times, in the Lender's name (at any time during which an Event of Default shall exist or be continuing) or in the name of a nominee of the Lender (at all other times), to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

5.2 Inventory Covenants

.  With respect to the Inventory: (a) the Borrowers shall at all times maintain inventory records reasonably satisfactory to the Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the Borrowers’ cost therefor and monthly withdrawals therefrom and additions thereto; (b) the Borrowers shall conduct a physical count of the Inventory at least once each year as to perpetual inventory and quarterly as to non-perpetual inventory, but at any time or times as the Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply the Lender with a report in the form and with such specificity as may be satisfactory to the Lender concerning such physical count; (c) the Borrowers shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of the Lender, except for sales of Inventory in the ordinary course of the Borrowers’ business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to the Borrowers that is in transit to the locations set forth or permitted herein; (d) upon the Lender's request, the Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as the Lender may request on or after an Event of Default, deliver or cause to be delivered to the Lender written appraisals as to the Inventory in form, scope and methodology acceptable to the Lender and by an appraiser acceptable to the Lender, addressed to the Lender and upon which the Lender is expressly permitted to rely; (e) the Borrowers shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) the Borrowers assume all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) except as set forth on Schedule 5.2 hereto as agreed to by the Lender, the Borrowers shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return, or may obligate the Borrowers to repurchase, such Inventory other than the return of defective Inventory in the ordinary course of business; (i) the Borrowers shall keep the Inventory in good and marketable condition; and (j) the Borrowers shall not, without prior written notice to the Lender or the specific identification of such Inventory in a report with respect thereto provided by the Borrowers to the Lender pursuant to Section 8.6 hereof, acquire or accept any Inventory on consignment or approval.

5.3 Equipment Covenants

.  With respect to the Equipment: (a) within fifteen (15) days after the written request of the Lender to any one time during a fiscal year of the Borrowers prior to an Event of Default, and at any time or times as the Lender may request on or after an Event of Default occurs and is continuing, the Borrowers shall, at their expense, deliver or cause to be delivered to the Lender written appraisals as to the Equipment in form, scope and methodology acceptable to the Lender and by an appraiser acceptable to the Lender, addressed to the Lender and upon which the Lender is expressly permitted to rely; (b) the Borrowers shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) the Borrowers shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in the Borrowers’ business and not for personal, family, household or farming use; (e) the Borrowers shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of the Borrowers or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles and trailers and tools or similar equipment for warranty, delivery and installation purposes in the ordinary course of business; (f) the Equipment is now and shall remain personal property and the Borrowers shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) the Borrowers assume all responsibility and liability arising from the use of the Equipment.

5.4 Real Property Covenants.   The Borrowers shall cause the Real Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, to be in good condition, order and repair in all material respects and to otherwise be operated, serviced, maintained and repaired in accordance and compliance with the terms and conditions of all insurance policies maintained with respect to the Real Property at any time and all requirements of any Governmental Authority having jurisdiction over the Real Property.

5.5 Power of Attorney

.  The Borrowers hereby irrevocably designate and appoint the Lender (and all persons designated by the Lender) as the Borrowers’ true and lawful attorney-in-fact, and authorizes the Lender, in the Borrowers’ or the Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral; (ii) enforce payment of Receivables by legal proceedings or otherwise; (iii) exercise all of the Borrowers’ rights and remedies to collect any Receivable or other Collateral; (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Lender deems advisable; (v) settle, adjust, compromise, extend or renew an Account; (vi) discharge and release any Receivable; (vii) prepare, file and sign the Borrowers’ names on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral; (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by the Lender, and open and dispose of all mail addressed to the Borrowers and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in the Lender's determination, to fulfill the Borrowers’ obligations under this Loan Agreement and the other Transaction Documents; and (b) at any time an Event of Default has occurred and is continuing (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received by the Lender; (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received; (iii) endorse the Borrowers’ names upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by the Lender  and deposit the same in the Lender's account for application to the Obligations; (iv) endorse the Borrowers’ names upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents; (v) clear Inventory the purchase of which was financed with a letter of credit through U.S. Customs or foreign export control authorities in one or more of the Borrowers’ names, the Lender’s name or the name of the Lender’s designee, and to sign and deliver to customs officials powers of attorney in the Borrowers’ names for such purpose, and to complete in each of the Borrowers’ or the Lender’s names, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof; (vi) sign the Borrowers’ names on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  The Borrowers hereby release the Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of the Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

5.6 Right to Cure

.  The Lender may, at its option, (a) upon notice to the Borrowers, cure any default by the Borrowers under any material agreement with a third party that affects the Collateral, its value or the ability of the Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of the Lender therein or the ability of the Borrowers to perform their obligations hereunder or under the other Transaction Documents; (b) pay or bond on appeal any judgment entered against the Borrowers; (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral; and (d) pay any amount, incur any expense or perform any act which, in the Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Lender with respect thereto.  The Lender may add any amounts so expended to the Obligations, such amounts to be repayable by the Borrowers on demand.  The Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of the Borrowers.  Any payment made or other action taken by the Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

5.7 Access to Premises

.  From time to time as requested by the Lender, at the cost and expense of the Borrowers, (a) the Lender or its designee shall have complete access to all of the Borrowers’ premises during normal business hours and after reasonable prior notice to the Borrowers, or at any time and without notice to the Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of the Borrowers’ books and records, including the Records; and (b) the Borrowers shall promptly furnish to the Lender such copies of such books and records or extracts therefrom as the Lender may request; and (c) the Lender or its designee may use during normal business hours such of the Borrowers’ personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 6.	REPRESENTATIONS AND WARRANTIES

The Borrowers hereby represent and warrant to the Lender the following (which shall survive the execution and delivery of this Loan Agreement) as of the date hereof and as of the date of each Revolving Loan:

6.1 Corporate Existence; Power and Authority.

  Each Borrower is a corporation duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the Borrower’s financial condition, results of operation or business or the rights of the Lender in or to any of the Collateral.  The execution, delivery and performance of this Loan Agreement, the other Transaction Documents and the transactions contemplated hereunder and thereunder (a) are all within the Borrowers’ corporate powers; (b) have been duly authorized; (c) are not in contravention of law or the terms of the Borrowers’ articles of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which one or more of the Borrowers is a party or by which the Borrowers or their property are bound; (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of the Borrowers; and (e) will not require any approval of stockholders or any approval or consent of any Person under any contract of the Borrowers, except for such approvals or consents which will be obtained on or before such Closing Date and disclosed in Schedule 6.1 hereto.  This Loan Agreement and the other Transaction Documents to which it is a signatory have been duly executed and delivered by each Borrower and constitute a legal, valid and binding obligation of the Borrower enforceable in accordance with their respective terms.  The execution, delivery and performance by the Borrowers of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents do not and will not require any registration with, consent or approval of or notice to, or other action to, with or by, any Federal, state or other governmental authority or public body or subdivision thereof.

6.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Borrower is as set forth on the signature page of this Loan Agreement and in the Perfection Certificate.  The Borrowers have not, during the five years prior to the date of this Loan Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Perfection Certificate.

(b) Each Borrower is an organization of the type and organized in the jurisdiction set forth in the Perfection Certificate.  The Perfection Certificate accurately sets forth the organizational identification number of the Borrowers or accurately states that the Borrowers have none and accurately sets forth the federal employer identification number of the Borrowers.

(c) The chief executive office and mailing address of the Borrowers and the Borrowers’ Records concerning Accounts are located only at the address identified as such in Schedule 6.2 to the Perfection Certificate and their only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 6.2 to the Perfection Certificate, subject to the right of the Borrowers to establish new locations in accordance with Section 8.2 below.

(d) Schedule 6.2 to the Perfection Certificate contains a true, accurate and complete list of (i) leases, subleases or assignments of leases, or any agreements similar to the foregoing (together with all amendments, modifications, supplements, renewals or extensions of any thereof), affecting each parcel of Real Property leased by the each Borrower, regardless of whether such Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease, assignment or similar assignment; and (ii) Real Property owned in fee by each Borrower.  Except as specified in Schedule 6.2 to the Perfection Certificate, each agreement listed therein is in full force and effect with respect to such Borrower and the Borrower does not have any knowledge of a default that has occurred and is continuing thereunder and each constitutes the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

6.3 Financial Statements; No Material Adverse Change.

(a) All financial statements relating to the Borrowers (including the Financial Statements delivered pursuant to Section 3.1(i)) which have been or may hereafter be delivered by the Borrowers to the Lender have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments, none of which would be material or recurring, and do not include any notes) (except the March 31, 2009 and June 30, 2009 Financials Statements, and future quarters, of which the Notes to the Consolidated Financial Statements are an integral part) and fairly present in all material respects the financial condition and the results of operation of the Borrowers as at the dates and for the periods set forth therein.  Except as set forth on Schedule 6.3(a) of the Perfection Certificate, since December 31, 2008, there has not been (i) any act, condition or event which has had or is reasonably likely to have a Material Adverse Effect; (ii) any general increase in the compensation of officers or employees of the Borrowers (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee of the Borrowers, except for increases in the ordinary course of business and in accordance with past practice that are immaterial in the aggregate; (iii) any sale, transfer or other disposition of any material tangible asset of the Borrowers, except in the ordinary course of business, or any sale, assignment, transfer or other disposition of any of the Borrowers’ Intellectual Property or other intangible assets; (iv) any incurrence of any lien, security interest, pledge, mortgage, encumbrance, restriction or change of any kind permitted or allowed with respect to any of the properties, business or assets of the Borrowers; (v) any declaration, setting aside, making or paying of any dividend or other distribution in respect of its Capital Stock or any direct or indirect redemption, purchase or other acquisition of any shares of the Borrowers’ Capital Stock; (vi) any setting aside, making or incurring of any Capital Expenditure or commitment, or series of related Capital Expenditures or commitments, by the Borrowers in the aggregate amount above $100,000; or (vii) any decrease in the amount of the Borrowers’ reserves and accruals, except as through the normal course of business, based on consistent methods of reserve and accrual calculations.  The projections for the fiscal years ending 2009 through 2011 that have been delivered to the Lender or any projections hereafter delivered to the Lender have been prepared in light of the past operations of the business of the Borrowers and are based upon estimates and assumptions stated therein, all of which the Borrowers have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of the Borrowers of the future financial performance of the Borrowers and their Subsidiaries and of the other information projected therein for the periods set forth therein.

(b) Except as fully reflected in the Financial Statements or the notes thereto, there are no liabilities or obligations with respect to the Borrowers of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrowers, taken as a whole.  Except as set forth in the Financial Statements or the notes thereto, the Borrowers do not know of any basis for the assertion against the Borrowers of any liability or obligation of any nature whatsoever that is not fully reflected in the Financial Statements or the notes thereto which, either individually or in the aggregate, could be material to the Borrowers, taken as a whole.

(c) Schedule 6.3(c) of the Perfection Certificate sets forth a complete and accurate description of the Existing Debt, including the principal amount thereof, the Existing Lender, the interest rate, the maturity date, the collateral subject thereto and the principal documentation.  There is no Indebtedness outstanding except as set forth on Schedule 6.3(c) of the Perfection Certificate.

6.4 Priority of Liens; Title to Properties.

  The security interests and liens granted to the Lender under this Loan Agreement and the other Transaction Documents constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 6.4 to the Perfection Certificate and the Permitted Encumbrances.  Each Borrower has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to the Lender and such others as are specifically listed on Schedule 6.4 to the Perfection Certificate or Permitted Encumbrances.

6.5 Tax Returns and Payments.

  The Borrowers and their Subsidiaries have timely filed with the appropriate taxing authority, or have caused to be filed with the appropriate taxing authority, all returns, statements, forms, and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrowers and/or any of their Subsidiaries except for such filings listed on Schedule 6.5(a) of the Perfection Certificate as to which the Borrowers have properly requested an extension of time.  The Returns accurately reflect in all material respects all liability for taxes of the Borrowers and their Subsidiaries as a whole for the periods covered thereby.  The Borrowers and their Subsidiaries have paid all taxes payable by them other than those contested in good faith and adequately disclosed for which adequate reserves have been established in accordance with GAAP.  Except as set forth on Schedule 6.5(b) of the Perfection Certificate, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrowers and their Subsidiaries, threatened by any Governmental Authority against any of the Borrowers and their Subsidiaries regarding any taxes.  Neither the Borrowers nor any of their Subsidiaries have entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrowers and their Subsidiaries, or are aware of any circumstances that would cause the taxable years or other taxable periods of the Borrowers or any of their Subsidiaries not to be subject to the normally applicable statute of limitations.  None of the Borrowers or any of their Subsidiaries has incurred, or will incur, any material tax liability in connection with all of the transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrowers or any of their Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

6.6 Litigation.

  Except as set forth on Schedule 6.6 to the Perfection Certificate, there is no investigation by any Governmental Authority pending, or to the best of the Borrowers’ knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of the Borrowers’ knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Loan Agreement, in each case which if adversely determined against the Borrower has or could reasonably be expected to have a Material Adverse Effect on such Borrower.

6.7 Compliance with Other Agreements and Applicable Laws.

(a) Except as set forth on Schedule 6.7 to the Perfection Certificate, no Borrower is in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws.

(b) Each Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”).  All of the Permits are valid and subsisting and in full force and effect.  There are no actions, claims or proceedings pending or to the best of any Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

(c) No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other Federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No portion of the proceeds of the Securities shall be used by any Borrower in any manner that might cause such issuance and sale or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Act, in each case as in effect on the date or dates of such issuance and sale and such use of proceeds.

6.8 Environmental Compliance.

(a) Except as set forth on Schedule 6.8 to the Perfection Certificate, the Borrowers have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off their premises (whether or not owned by them) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of the Borrowers comply in all material respects with all Environmental Laws and all Permits.

(b) Except as set forth on Schedule 6.8 to the Perfection Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of the Borrowers’ knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Borrowers and any Subsidiary or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect any Borrower or its business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

(c) Except as set forth on Schedule 6.8 to the Perfection Certificate, the Borrowers have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) The Borrowers have all Permits required to be obtained or filed in connection with the operations of the Borrowers under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

6.9 Employee Benefits.

(a) Schedule 6.9 of the Perfection Certificate sets forth as of the date hereof a true and complete list of each Plan and Multiemployer Plan.  Except as disclosed on Schedule 6.9 of the Perfection Certificate, none of the Borrowers, their Subsidiaries, or the ERISA Affiliates have any commitment to establish any additional Plans or to modify or change materially any existing Plan.  The Borrowers have made available to the Lender with respect to each Plan: (i) true and complete copies of all written documents comprising such Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Plan; and (ii) the most recent annual report on Internal Revenue Service Form 5500-series and financial statements, if any.

(b)   Each Plan is in compliance in form and operation with its terms and with all applicable Laws, including ERISA and the Code, and all contributions and payments required to be made under any Plan or related agreement have been made in a timely fashion or have been properly reflected on the Financial Statements.

(c) Each Plan (and each related trust, if any) which is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes and no event has occurred, and no condition exists, which could reasonably be expected to adversely affect such determination.

(d) Except as set forth on Schedule 6.9(d) of the Perfection Certificate, the execution of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not constitute a triggering event under any Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of any of the Borrowers or any of their Subsidiaries.  Except as set forth on Schedule 6.9(d) of the Perfection Certificate, no Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(e) Except as set forth on Schedule 6.9 of the Perfection Certificate, no Plan provides for post-employment or retiree welfare benefits, except as required by Section 4980B of the Code or Part 6 of subtitle B of Title I of ERISA or for death benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA).

(f) There are no pending or, to the best of the Borrowers’ knowledge, threatened claims, lawsuits, actions, audits, investigations, or other proceedings (other than routine claims for benefits) with respect to any Plan.  There has been no violation of the fiduciary responsibility rules with respect to any Plan.

(g) (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) there exists no Unfunded Pension Liability with respect to Plans that are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA) in the aggregate (taking into account only Plans with positive Unfunded Pension Liability) in excess of $100,000; (iii) none of the Borrowers, their Subsidiaries, or the ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given, made or accrued an obligation to make contributions to any Multiemployer Plan; (iv) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (v) none of the Borrowers, their Subsidiaries, or the ERISA Affiliates have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions; (vi) none of the Borrowers, their Subsidiaries, or the ERISA Affiliates have incurred or reasonably expect to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vii) none of the Borrowers, their Subsidiaries, or the ERISA Affiliates have any liability under Section 4069 or 4212(c) of ERISA.

(h) There are no participants in Coachmen’s (i) Executive Annual Performance Incentive Plan or (ii) Supplemental Deferred Compensation Plan, other than John Helm, Donald A. Medd and Carel A. Whiteside.   All of the participants in Coachmen’s Long Term Incentive Performance Based Restricted Stock Plan as of the Closing Date have signed limited waiver agreements waiving any rights they would become entitled to as a result of the Waived Transactions (as defined therein).  The total amount owed to participants under Coachmen’s Supplemental Deferred Compensation Plan does not exceed $58,000 (exclusive of spousal survivor benefits that might become owed to the spouse of any participant that dies prior to the expiration of such participant’s payment period under the plan).

6.10 Bank Accounts.

  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower maintained at any bank or other financial institution are set forth on Schedule 6.10 to the Perfection Certificate, subject to the right of the Borrowers to establish new accounts in accordance with Section 4.2(d) hereof.

6.11 Intellectual Property.

  Each Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted.  As of the date hereof, no Borrower has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 6.11 to the Perfection Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 6.11 to the Perfection Certificate.  No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of the Borrowers’ knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by the Borrowers infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower contesting its right to sell or use any such Intellectual Property.  Schedule 6.11 to the Perfection Certificate sets forth all of the agreements or other arrangements of each Borrower pursuant to which the Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person and the dates of the expiration of such agreements or other arrangements of the Borrower (collectively, together with such agreements or other arrangements as may be entered into by such Borrower after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower that is owned by another person, or owned by such Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than the Lender, is affixed to any Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 6.11 to the Perfection Certificate; and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by the Borrower under applicable law (including the United States Copyright Act of 1976).

6.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) The Borrowers do not have any direct or indirect Subsidiaries or Affiliates and are not engaged in any joint venture or partnership except as set forth in Schedule 6.12 to the Perfection Certificate.  Except as disclosed in Schedule 6.12 to the Perfection Certificate, no executive officer or director of the Borrowers or any person related by blood or marriage, to any such person or any entity in which any such person owns any beneficial interest (excluding five percent (5%) or less of a publicly held company), is a party to any agreement, contract, commitment or transaction with the Borrowers or which pertains to the Borrowers’ business or had any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Borrowers’ business.  No Subsidiary of a Borrower that is not listed as Borrower herein is conducting any business activities or has any assets or liabilities in excess of $10,000.

(b) The Borrowers are the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 6.12 to the Perfection Certificate as being owned by the Borrowers and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional Capital Stock or securities convertible into or exchangeable for Capital Stock.

(c) The issued and outstanding Capital Stock of the Borrowers (other than Coachmen) are directly and beneficially owned and held by the persons indicated in the Perfection Certificate, and in each case all of such Capital Stock have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind.

(d) The Borrowers are Solvent and will continue to be Solvent after the creation of the Obligations (including, without limitations, Revolving Loans under the Revolving Notes) and the security interests of the Lender and the other transaction contemplated hereunder.

6.13 Labor Disputes.

(a) Set forth on Schedule 6.13 to the Perfection Certificate is a true and complete list (including dates of termination) of all collective bargaining or similar agreements between or applicable to the Borrowers and any union, labor organization or other bargaining agent in respect of the employees of the Borrowers.

(b) There is (i) no significant unfair labor practice complaint pending against the Borrowers or, to the best of the Borrowers’ knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Borrowers or, to best of the Borrowers’ knowledge, threatened against it; and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrowers or, to the best of the Borrowers’ knowledge, threatened against the Borrowers.

6.14 Restrictions on Subsidiaries.

  Except for restrictions contained in this Loan Agreement or any other agreement with respect to Indebtedness of the Borrowers permitted hereunder, there are no contractual or consensual restrictions on the Borrowers or any of their Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between the Borrowers and any of their Subsidiaries; or (ii) between any Subsidiaries of the Borrowers; or (b) the ability of the Borrowers or any of their Subsidiaries to incur Indebtedness or grant security interests to the Lender in the Collateral.

6.15 Material Contracts.

  Schedule 6.15 to the Perfection Certificate sets forth all Material Contracts to which the Borrowers are a party or are bound.  The Borrowers have delivered true, correct and complete copies of such Material Contracts to the Lender.  The Borrowers are not in breach or in default in any material respect of or under any Material Contract and no condition exists that, with the giving of notice or the lapse of time or both, constitutes such a default; the Borrowers have not received any written notice of the intention of any other party thereto to terminate any Material Contract.  The Borrowers are not a party to or otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

6.16 Payable Practices.

  The Borrowers have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

6.17 Certain Fees

.  Except as set forth on Schedule 6.17 hereto, no brokers or finders fee or commission will be payable with respect to this Loan Agreement or any of the transactions contemplated hereby.

6.18 Authorized Capital

.  The authorized capital stock of Coachmen consists of 60,000,000 shares of common stock, no par value per share, of which (a) 16,180,765 are issued and outstanding, (b) 78,900 are reserved for issuance upon exercise of outstanding options, (c) 17, 918 are reserved for issuance under Coachmen’s Long Term Incentive Performance Based Restricted Stock Plan and (d) 12,000 are reserved for issuance to directors.  Of the 16,180,765 outstanding shares, 150,919 are unvested restricted shares.  All outstanding shares of Common Stock are duly and validly issued, fully paid and nonassessable.  The issuance and sale of the Conversion Shares and Warrant Shares, upon such issuance and sale, will either be (a) registered or qualified under applicable Federal and state securities laws or (b) exempt therefrom.  There are no outstanding subscriptions, options, warrants, rights (including registration rights and preemptive rights) or any other agreements or commitments of any nature relating to any Capital Stock of the Borrowers, except as disclosed in Schedule 6.18 of the Perfection Certificate.  The Lender has been furnished a true and complete copy of each agreement and document disclosed in Schedule 6.18 of the Perfection Certificate.  The number of shares of Common Stock into which the Tranche B Notes are convertible on the date hereof is equal to thirty and seven hundred ninety-seven thousandths percent (30.797%) of the number of shares of Common Stock on a Fully-Diluted Basis, as specified in Schedule 6.18 of the Perfection Certificate.  The number of shares of Common Stock into which the Warrants are exercisable on the date hereof is equal to twenty percent (20%) of the number of shares of Common Stock on a Fully-Diluted Basis, as specified in Schedule 6.18 of the Perfection Certificate.

6.19 Private Offering

.  The sale of the Securities hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act.  In the case of each offer or sale of the Securities, no form of general solicitation or general advertising was used by the Borrowers or their respective representatives, including advertisements, articles, notices or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.  The Lender is the sole purchaser of the Securities.  Each Borrower agrees that neither it, nor anyone acting on its behalf, will offer or sell the Securities, or any portion of them, if such offer or sale might bring the issuance and sale of the Securities to the Lender hereunder within the provisions of Section 5 of the Securities Act nor offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with, anyone if the sale of the Securities and any such securities could be integrated as a single offering for the purposes of the Securities Act, including Regulation D thereunder.

6.20 The Transaction Documents.

(a) The provisions of the Transaction Documents are effective to create in favor of the Lender a legal, valid and enforceable security interest in all right, title and interest of the Borrowers in the Collateral, subject to no other Liens other than Permitted Encumbrances.  The recordation of the Trademark Security Agreement in the form attached hereto in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant hereto will create, as may be perfected by such filing and recordation, a perfected security interest granted to the Lender in the trademarks and patents covered by the Trademark Security Agreement.

(b) The security interests created in favor of the Lender under the Pledge Agreement constitute first priority perfected security interests in the Pledged Securities described in the Pledge Agreement, subject to no security interests of any other Person.  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Securities under the Pledge Agreement.

(c) Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Real Property in favor of the Lender (or such other trustee as may be required or desired under local law), superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Real Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

6.21 Accuracy and Completeness of Information

.  All information furnished by or on behalf of the Borrowers in writing to the Lender in connection with this Loan Agreement or any of the other Transaction Documents or any transaction contemplated hereby or thereby, including all information on the Perfection Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to the Lender in writing.

6.22 SEC Reports

.  Coachmen has filed, and will file, all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC Reports”).  Coachmen has made or will make available to the Lender a correct and complete copy of each such SEC Report filed by Coachmen.  As of their respective dates, the SEC Reports: (a) were prepared, or will be prepared, in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission thereunder applicable to such SEC Reports, and (b) did not, or do not, at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All of such SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective SEC Report), complied or will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

6.23 Survival of Warranties; Cumulative

.  All representations and warranties contained in this Loan Agreement or any of the other Transaction Documents shall survive the execution and delivery of this Loan Agreement and shall be deemed to have been made again to the Lender on the date of each Revolving Loan or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by the Lender regardless of any investigation made or information possessed by the Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which the Borrowers shall now or hereafter give, or cause to be given, to the Lender.

6.24 Transfers of Coachmen Stock.  To the best knowledge of the Borrowers, after due inquiry, there has not been an “owner shift involving a 5-percent shareholder” (as defined in Code Section 382(g)(2)) or an “equity structure shift” (as defined in Code Section 382(g)(3)) in Coachmen at any time during the three years prior to the execution of this Loan Agreement.

6.25 Ownership Change.  To the best knowledge of the Borrowers, after due inquiry, the transactions contemplated in this Loan Agreement will not cause an “ownership change,” as defined in Section 382(g) of the Code, of Coachmen.

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Lender represents and warrants to the Borrowers that:

7.1 Purchase for Own Account

.  The Lender is purchasing the Warrants to be purchased by it solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Warrants pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

7.2 Accredited Investor

.  The Lender (i) is knowledgeable, sophisticated and experienced in business and financial matters; (ii) previously invested in securities similar to the Warrants and it acknowledges that the Warrants have not been registered under the Securities Act and understands that the Warrants must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; (iii) is able to bear the economic risk of its investment in the Warrants and is presently able to afford the complete loss of such investment; (iv) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; and (v) has been afforded access to information about the Borrowers and the Borrowers’ financial condition, results of operations, business, property, management and prospects sufficient to enable it to evaluate its investment in the Securities.

7.3 Authorization, etc

.  The Lender has full corporate or partnership power and authority, as the case may be, to enter into this Loan Agreement and to carry out the transactions contemplated hereby.  This Loan Agreement is a valid and binding agreement of the Lender, enforceable against it in accordance with its terms except (a) as the same may be limited by bankruptcy, insolvency, reorganization moratorium or similar laws now or hereafter in effect relating to creditors rights generally; and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 8.	AFFIRMATIVE AND NEGATIVE COVENANTS

8.1 Maintenance of Existence.

(a) Each Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all Permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.

(b) No Borrower shall change its name unless each of the following conditions is satisfied: (i) the Lender shall have received not less than thirty (30) days prior written notice from such Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) the Lender shall have received  a copy of the amendment to the articles of incorporation or other constituent document(s) of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower as soon as it is available.

(c) No Borrower shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless the Lender shall have received not less than thirty (30) days’ prior written notice from such Borrower of such proposed change, which notice shall set forth such information with respect thereto as the Lender may require and the Lender shall have received such agreements as the Lender may reasonably require in connection therewith.  No Borrower shall change its type of organization, jurisdiction of organization or other legal structure.

8.2 New Collateral Locations

.  The Borrowers may only open any new location within the continental United States provided the Borrowers (a) give the Lender thirty (30) days prior written notice of the intended opening of any such new location; and (b) execute and deliver, or cause to be executed and delivered, to the Lender such agreements, documents, and instruments as the Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

8.3 Compliance with Laws, Regulations, Etc

(a) The Borrowers shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to them and duly observe all requirements of any foreign, Federal, State or local Governmental Authority.

(b) The Borrowers shall give written notice to the Lender immediately upon the Borrowers’ receipt of any notice of, or the Borrowers’ otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material; or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or violation of any Environmental Law by the Borrowers; or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law.  Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by the Borrowers to the Lender.  The Borrowers shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to the Lender on such response.

(c) Without limiting the generality of the foregoing, whenever the Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of the Borrowers in order to avoid any non-compliance, with any Environmental Law, the Borrowers shall, at the Lender's request and the Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to the Lender to conduct such tests of the site where the Borrowers’ non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to the Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and (ii) provide to the Lender a supplemental report of such engineer whenever the scope of such non-compliance, or the Borrowers’ response thereto or the estimated costs thereof, shall change in any material respect.

(d) The Borrowers shall indemnify and hold harmless the Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of the Borrowers and the preparation and implementation of any closure, remedial or other required plans.  All representations, warranties, covenants and indemnifications in this Section 8.3 shall survive the payment of the Obligations and the termination of this Loan Agreement.

8.4 Payment of Taxes and Claims

.  The Borrowers shall pay and discharge, and shall cause each of their Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any properties belonging to them, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Borrowers or any of their Subsidiaries; provided, that, none of the Borrowers or any of their Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if they have maintained adequate reserves with respect thereto in accordance with GAAP.  All payments made by the Borrowers will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or taxing authority thereof with respect to such payments (but excluding any income or franchise taxes attributable to the income of the Lender from any amounts charged or paid hereunder to the Lender) and all interest, penalties or similar liabilities with respect thereto (all such taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrowers shall pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Securities, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Security.  The Borrowers shall be liable for any Taxes imposed on the Lender as a result of the financing arrangements provided for herein and the Borrowers agree to indemnify and hold the Lender harmless with respect to the foregoing, and to repay to the Lender on demand the amount thereof, and until paid by the Borrowers such amount shall be added and deemed part of the Obligations.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Loan Agreement.

8.5 Property Insurance

.  The Borrowers shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by companies of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to the Lender as to form, amount and insurer.  The Borrowers shall furnish certificates, policies or endorsements to the Lender as the Lender shall require as proof of such insurance, and, if the Borrowers fail to do so, the Lender is authorized, but not required, to obtain such insurance at the expense of the Borrowers.  All policies shall provide for at least thirty (30) days prior written notice to the Lender of any cancellation or reduction of coverage and that the Lender may act as attorney for the Borrowers in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  The Borrowers shall cause the Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and the Borrowers shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to the Lender.  Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to the Lender as its interests may appear and further specify that the Lender shall be paid regardless of any act or omission by the Borrowers or any of their Affiliates.  Without limiting any other rights of the Lender, any insurance proceeds received by the Lender at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as the Lender may determine.

8.6 Financial Statements and Other Information.

(a) The Borrowers shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of the Borrowers and their Subsidiaries in accordance with GAAP.  The Borrowers shall promptly furnish to the Lender all such financial and other information as the Lender shall reasonably request relating to the Collateral and the assets, business and operations of the Borrowers, and shall notify the auditors and accountants of the Borrowers that the Lender is authorized to obtain such information directly from them.  Without limiting the foregoing, the Borrowers shall furnish or cause to be furnished to the Lender, the following:

(i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Coachmen and its consolidated Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Coachmen, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit 8.6(a)(i) hereto, along with a schedule in form reasonably satisfactory to the Lender of the calculations used in determining, as of the end of such month, whether the Borrowers were in compliance with the covenants set forth in Sections 8.21 through 8.27 of this Loan Agreement for such month, and

(ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Coachmen and its consolidated Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Coachmen and its consolidated Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by the Borrowers and reasonably acceptable to the Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Coachmen and its consolidated Subsidiaries as of the end of and for the fiscal year then ended, and

(iii) at such time as available, but in no event later than thirty (30) days prior to the end of each fiscal year (except for the fiscal year of the Borrowers ending December 31, 2009, which will be fifteen (15) days), projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Coachmen and its consolidated Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by the Borrowers to the Lender prior to the date hereof, together with such supporting information as the Lender may reasonably request.  Such projected financial statements shall be prepared on a monthly basis for the next succeeding year, shall represent the Borrowers’ reasonable best estimate of the future financial performance of the Borrowers for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which the Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements).  Each year the Borrowers shall provide to the Lender a semi-annual update with respect to such projections or at any time a Default or Event of Default exists or has occurred and is continuing, more frequently as the Lender may require.

(b) The Borrowers shall promptly notify the Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral reasonably expected to have a value of more than $200,000 or which if adversely determined would result in any material adverse change in the Borrowers’ business, properties, assets, goodwill or condition, financial or otherwise; (ii) any Material Contract of the Borrowers being amended or terminating or any new Material Contract entered into (in which event the Borrowers shall provide the Lender with a copy of such Material Contract); (iii) any order, judgment or decree in excess of $200,000 shall have been entered against the Borrowers or any of their properties or assets; (iv) any notification of a material violation of laws or regulations received by the Borrowers; (v) any ERISA Event; and (vi) the occurrence of any Default or Event of Default.

(c) Promptly after the sending or filing thereof, the Borrowers shall send to the Lender copies of (i) all reports which the Borrowers send to their security holders generally; (ii) all reports and registration statements which the Borrowers file with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc. and such other reports as the Lender may hereafter specifically identify to the Borrowers that the Lender will require be provided to the Lender; (iii) all press releases; and (iv) all other statements concerning material changes or developments in the business of the Borrowers made available by the Borrowers to the public.

(d) The Borrowers shall furnish or cause to be furnished to the Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of the Borrowers, as the Lender may, from time to time, reasonably request.  The Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of the Borrowers to any court or other Governmental Authority, to any Affiliate of the Lender or to any purchaser or assignee or prospective purchaser or assignee of the Notes.  The Borrowers hereby irrevocably authorize and direct all accountants or auditors to deliver to the Lender, at the Borrowers’ expense, copies of the financial statements of the Borrowers and any reports or management letters prepared by such accountants or auditors on behalf of the Borrowers and to disclose to the Lender such information as they may have regarding the business of the Borrowers.  Any documents, schedules, invoices or other papers delivered to the Lender may be destroyed or otherwise disposed of by the Lender one (1) year after the same are delivered to the Lender, except as otherwise designated by the Borrowers to the Lender in writing.

(e) If any of the Borrowers’ records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, the Borrowers hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Lender and to follow the Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

(f) The Borrowers shall furnish or cause to be furnished to the Lender the following: (a) promptly and in any event within fifteen (15) days after any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with an Unfunded Pension Liability, a copy of such IRS Form 5500 (including the Schedule B); (b) promptly and in any event within thirty (30) days after any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower Representative describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the Internal Revenue Service pertaining to such ERISA Event and any notices received by such Borrower, Subsidiary of a Borrower, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided, that, in the case of ERISA Event under clause (b) of the definition thereof, the thirty (30)-day period set forth above shall be a ten (10)-day period, and, in the case of ERISA Events under clause (d) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within thirty (30) days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans; (iii) the adoption of, or the commencement of contributions to, any Multiemployer Plan or any Plan subject to Section 412 of the Code or Section 302 of ERISA by any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate; or (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower Representative; and (d) if, at any time after the date hereof, any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan or Multiemployer Plan which is not set forth in Schedule 6.9(a) of the Perfection Certificate, then the Borrowers shall deliver to the Lender an updated Schedule 6.9(a) as soon as practicable, and in any event within ten (10) days after the Borrower, such Subsidiary, or such ERISA Affiliate maintains or contributes to (or incurs an obligation to contribute to), thereto.

8.7 Information to Prospective Lender

.  The Borrowers shall, upon the request of the Lender or subsequent Holder, deliver to the Lender or such Holder and any prospective purchaser designated by the Lender or such Holder promptly following the request of the Lender or such Holder or such prospective purchaser, such information which the Lender or such Holder or such prospective purchaser may reasonably request in order to comply with the information requirements of Rule 144A under the Securities Act.

8.8 Reservation of Shares

.  The Borrowers shall have reserved, and shall at all times keep reserved, out of its authorized Common Stock, a number of unissued shares of Common Stock sufficient to provide for the exercise of the Warrants and the conversion of the then outstanding Tranche B Notes, including increases in the principal amount thereof as the PIK Interest increases such amount from time to time, free of any preemptive rights or encumbrances.

8.9 No Dilution or Impairment

.  No Borrower shall, by amendment of its articles of incorporation or other constituent documents or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Transaction Documents.  The Borrowers shall at all times in good faith assist in the carrying out of all such terms, and in the taking of all such action, as may be necessary or appropriate in order to protect the rights of the holders of Securities against dilution or other impairment.  Without limiting the generality of the foregoing, Coachmen (a) shall not permit the par value or the determined or stated capital of any shares of Common Stock receivable upon the conversion of the Tranche B Notes and the exercise of the Warrants to exceed the amount payable therefor upon such conversion or exercise; (b) shall take all such action as may be necessary or appropriate in order that Coachmen may validly and legally issue fully paid and nonassessable shares of Common Stock, free from all Taxes, Liens and charges with respect to the issue thereof, upon the conversion of the Notes and the exercise of the Warrants from time to time outstanding; (c) shall not take any action which results in any adjustment of the exercise price of the Warrants or the conversion price of the Tranche B Notes if the total number of shares of Common Stock issuable after the action upon the exercise of the Warrants and the conversion of all of the Tranche B Notes would exceed the total number of shares of Common Stock then authorized by Coachmen’s Articles of Incorporation and available for the purpose of issue upon such conversion; and (d) shall not issue any Capital Stock of any class that is preferred as to dividends or as to distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up.

8.10 Meetings of the Board of Directors.

(a) Coachmen’s Board of Directors shall schedule regular meetings not less frequently than once every ninety (90) days.  Coachmen shall provide the Lender with at least two Business Days prior notice of any meetings of Coachmen’s Board of Directors, as well as provide to the Lender copies of all notices, minutes, consents, and other materials that it provides to the members of its Board of Directors.

(b)   Until the Notes and other Obligations are repaid in full, the directors and shareholders of the Borrowers shall appoint or elect, as the case may be, two (2) directors designated by the Lender to the Board of Directors at each annual or special meeting for the election of directors, which directors shall themselves be entitled, at any time after a Default or an Event of Default has occurred, to appoint (i) an additional director with the ability to vote five (5) director votes at any annual or special meeting of the Board of Directors and (ii) an additional “independent director” (as such term is defined in the Exchange Act).

(c) Prior to the Closing Date, Coachmen shall adopt an amendment to its By-laws such that the (i) election and appointment of the Lender’s designees to the Board of Directors and (ii) ability of such directors to appoint additional directors, in each case as provided above (including without limitation with respect to special voting rights), shall be expressly permitted by the terms of such By-laws and cannot be modified without the consent of the Lender at any time the Tranche B Notes are outstanding.  Coachmen shall not thereafter adopt any further amendment to its By-laws or Articles of Incorporation inconsistent with such amendment.

(d) The Borrowers shall indemnify the Lender’s director designee(s) to the fullest extent permitted by law and by the director Indemnification Agreement.  The Borrowers shall provide director and officer liability insurance coverage with a coverage limit of not less than $25 million in a form and with such terms as are acceptable to the Lender.

(e) Coachmen shall compensate each director appointed or elected to the Board of Directors pursuant to Section 8.10(b) hereof on the same or better terms as it compensates each other director on the Board of Directors.

(f) Prior to the initial Closing Date, Coachmen shall establish a committee of the Board of Directors (the “Independent Committee”) responsible for making all decisions relating to this Loan Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, including without limitation any decisions regarding amendments, waivers and payments and prepayments hereunder or thereunder, as well as any and all matters relating to the Holders or any alternative financings.  None of the Directors appointed or elected to the Board of Directors pursuant to Section 8.10(b) hereof shall at any time serve on the Independent Committee, participant in any deliberations of the Independent Committee (unless invited to do so by the Independent Committee) or have any power to direct or influence the actions of any director serving on the Independent Committee.  The Independent Committee shall have full authority to select and engage its own outside advisors (including legal counsel) and determine any and all matters as to how best to satisfy their fiduciary duties.  In addition to the foregoing, in the event the Lender or its Affiliates propose a tender offer, merger, consolidation or other similar transaction, the result of which would be that Coachmen would no longer be a reporting company under the Exchange Act, then the Lender hereby agrees that it will not consummate such a transaction until it has received the approval of such transaction by a majority of the Independent Committee; provided, that, nothing in this Section 8.10 shall prevent the Holders of the Securities from exercising any and all rights that they may have pursuant to this Loan Agreement, the Transaction Documents, under the Uniform Commercial Code, or otherwise in law or equity.

8.11 Sale of Assets, Consolidation, Merger, Dissolution, Etc

.  The Borrowers shall not, and shall not permit any Subsidiary to directly or indirectly:

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it;

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for (i) sales of Inventory in the ordinary course of business; (ii) the disposition of worn-out or obsolete Equipment so long as (A) any proceeds are used to purchase replacement Equipment; or (B) such sales do not involve Equipment having an aggregate fair market value in excess of $50,000 for all such Equipment disposed of in any fiscal year of the Borrowers; (iii) the sale of real property for the price and pursuant to the terms and conditions as agreed in advance in writing by the Lender so long as the proceeds thereof are used only as agreed to in writing by the Lender, (iv) the issuance and sale by Coachmen of Capital Stock after the date hereof, provided, that, (A) the Lender shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by Coachmen, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Coachmen from such sale; (B) Coachmen shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof; (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of the Borrowers to amend or modify any of the terms and conditions of this Loan Agreement or any of the other Transaction Documents or otherwise in any way relate to or affect the arrangements of the Borrowers with the Lender or are more restrictive or burdensome to the Borrowers than the terms of any Capital Stock in effect on the date hereof; (D) all of the proceeds from such sale and issuance shall be paid to the Lender for application to the Obligations if so requested by the Lender; and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred; and (v) the grant of non-exclusive licenses of Intellectual Property in the ordinary course of business;

(c) wind up, liquidate or dissolve; or

(d) agree to do any of the foregoing.

8.12 Encumbrances

.  The Borrowers shall not, and shall not permit any Subsidiary to, create, incur, assume, suffer or permit to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except (the following being “Permitted Encumbrances”):  (a) the security interests and liens of the Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Borrowers or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books in accordance with GAAP; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of the Borrowers’ or such Subsidiary's business to the extent: (i) such liens secure Indebtedness which is not overdue; or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to the Borrowers or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of the Borrowers or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto; (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 8.13(b) hereof; (f) the security interests and liens of the Existing Lenders on that certain real property located at 10758 Greenfield Parkway, Middlebury, Indiana 46540 to secure the Existing Debt; and (g) the security interests and liens set forth on Schedule 8.12 to the Perfection Certificate which are not permitted by the other provisions of Section 8.12 above.

8.13 Indebtedness

.  The Borrowers shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations, as the same may be increased from time to time by the PIK Interest;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $100,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of the Borrowers or any Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) guarantees by any Subsidiaries of the Borrowers of the Obligations in favor of the Lender;

(d) Indebtedness of the Borrowers entered into in the ordinary course of business pursuant to a Hedge Agreement, provided, that such arrangements are not for speculative purposes;

(e) the Existing Debt; provided, that, (i) the aggregate principal amount of such Indebtedness shall not exceed $4,948,396, plus any principal arising pursuant to the payment of non-cash interest by incurring additional Indebtedness having substantially the same terms, less the aggregate amount of all repayments, repurchases or redemptions (including without limitation payment of the industrial revenue bonds owed to the Rutherford Financing Authority and the Franklin Development Authority), whether optional or mandatory, in respect thereof, and the interest thereon shall not exceed the rate provided for in the Existing Debt as in effect on the date hereof; (ii) the Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change the terms of any of the Existing Debt or any agreement, document or instrument related thereto, except, that, the Borrowers  may amend, modify, alter or change the terms thereof so as to (I) extend the maturity of such Indebtedness; (II) defer the timing of any payments in respect thereof; (III) forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof); and (IV) reduce the interest rate or any fees in connection therewith; or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; and (iii) the Borrowers shall furnish to the Lender all notices or demands in connection with the Existing Debt either received by the Borrowers or on their behalf, promptly after the receipt thereof, or sent by the Borrowers or on their behalf, concurrently with the sending thereof, as the case may be; or

(f) the Indebtedness set forth on Schedule 8.13 to the Perfection Certificate which is not permitted by the other provisions of Section 8.13 above; provided, that, (i) the Borrowers may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof; (ii) the Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, the Borrowers may, after prior written notice to the Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith; or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; and (iii) the Borrowers shall furnish to the Lender all notices or demands in connection with such Indebtedness either received by the Borrowers or on their behalf, promptly after the receipt thereof, or sent by the Borrowers or on their behalf, concurrently with the sending thereof, as the case may be.

8.14 Loans, Investments, Etc

.  The Borrowers shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents;

(c) stock or obligations issued to the Borrowers by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to the Borrowers in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to the Lender, together with such stock power, assignment or endorsement by the Borrowers as the Lender may request;

(d) obligations of account debtors to the Borrowers arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to the Borrowers; provided, that, promptly upon the receipt of the original of any such promissory note by the Borrowers, such promissory note shall be endorsed to the order of the Lender by the Borrowers and promptly delivered to the Lender as so endorsed; or

(e) the loans and advances set forth on Schedule 8.14 to the Perfection Certificate which are not permitted by other provisions of Section 8.14 above; provided, that, as to such loans and advances, (i) the Borrowers shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto; and (ii) the Borrowers shall furnish to the Lender all notices or demands in connection with such loans and advances either received by the Borrowers or on their behalf, promptly after the receipt thereof, or sent by the Borrowers or on their behalf, concurrently with the sending thereof, as the case may be.

8.15 Dividends and Redemptions

.  The Borrowers shall not directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of the Borrowers or such Subsidiary now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that any wholly-owned Subsidiary may declare a dividend to a Borrower.  Coachmen shall not take any of the foregoing actions.

8.16 Transactions with Affiliates

.  The Borrowers shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with the Borrowers, except in the ordinary course of and pursuant to the reasonable requirements of the Borrowers’ business and upon fair and reasonable terms, fully disclosed to the Lender, which are no less favorable to the Borrowers than the Borrowers would obtain in a comparable arm's length transaction with an unaffiliated person; or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of the Borrowers except reasonable compensation to officers, employees and directors for services rendered to the Borrowers in the ordinary course of business.

8.17 Compliance with ERISA

.  The Borrowers shall, and shall cause each of their Subsidiaries and ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Plan which is subject to Section 412 of the Code or Title IV or Section 302 of ERISA so as to incur any material liability to the PBGC; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, with respect to any Plan or Multiemployer Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (h) not allow or suffer to exist any occurrence of a reportable event (as defined in Section 4043 of ERISA) with respect to any Plan, or any other event or condition which presents a material risk of termination by the PBGC of any Plan.

8.18 End of Fiscal Years; Fiscal Quarters

.  Each Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year; and (b) fiscal quarters to end on March 31, June 30, October 30 and December 31 of each year.

8.19 Change in Business

.  The Borrowers shall not engage in any business other than the business of the Borrowers on the date hereof and any business reasonably related, ancillary or complimentary to the business in which the Borrowers are engaged on the date hereof.

8.20 Limitation of Restrictions Affecting Subsidiaries

.  The Borrowers shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of the Borrowers to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrowers or any Subsidiary of the Borrowers; (b) make loans or advances to the Borrowers or any Subsidiary of the Borrowers; (c) transfer any of its properties or assets to the Borrowers or any Subsidiary of the Borrowers; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law; (ii) this Loan Agreement; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrowers or any of their Subsidiaries; (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of the Borrowers or their Subsidiary; (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of the Borrowers prior to the date on which such Subsidiary was acquired by the Borrowers and outstanding on such acquisition date; and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Lender than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

8.21 Financial Covenants.

(a) EBITDA.  The Borrowers shall not permit EBITDA of Coachmen and its consolidated Subsidiaries, as calculated at the end of each calendar month, for the periods specified below, to be less than the EBITDA set forth below opposite each such month shown below, such amount to be applicable for the month shown and, with respect to 8.21(a)(vi) through (a)(xiii), for the two months immediately subsequent to such month, and in all cases calculated for the number of months specified below:

(i) For the one month ended October 31, 2009 ($1,500,000);

(ii) For the two months ended November 30, 2009, ($1,000,000);

(iii) For the three months ended December 31, 2009, ($500,000);

(iv) For the four months ended January 31, 2010, ($0);

(v) For the five months ended February 28, 2010, $500,000;

(vi)            For the six months ended March 31, 2010, $1,000,000;

(vii) For the three months ended March 31, 2010, $1,675,000;

(viii) For the six months ended June 30, 2010, $2,500,000;

(ix) For the nine months ended September 30, 2010, $3,550,000;

(x)            For the twelve months ended December 31, 2010, $4,725,000;

(xi) For the twelve months ended March 31, 2011, $7,110,000;

(xii) For the twelve months ended June 30, 2011, $9,000,000; and

(xiii) For the twelve months ended October 30, 2011, $10,800,000;

provided, that if the Borrowers breach any of 8.21(a)(i) through (vi), the Borrowers may subsequently cure such Default once Coachmen and its consolidated Subsidiaries’ cumulative EBITDA since October 1, 2009 exceeds the applicable thresholds for the next two consecutive months; provided further that such cure rights do not affect the Lender’s rights to declare a Default hereunder and exercise any remedies it may have as a result thereof.

(b) Fixed Charge Coverage Ratio.  The Borrowers shall not permit the Fixed Charge Coverage Ratio of Coachmen and its consolidated Subsidiaries, as calculated at the end of each calendar month, for the periods specified below, to be less than the ratio set forth below opposite each such month shown below, such ratio to be applicable for the month shown and for the two months immediately subsequent to such month, and calculated for the number of months specified below:

(i) For the three months ended March 31, 2010, 1.05 to 1.00;

(ii) For the six months ended June 30, 2010, 1.05 to 1.00;

(iii) For the nine months ended September 30, 2010, 1.05 to 1.00;

(iv) For the twelve months ended December 31, 2010, 1.05 to 1.00;

(v) For the twelve months ended March 31, 2011, 1.15 to 1.00;

(vi) For the twelve months ended June 30, 2011, 1.25 to 1.00; and

(vii) For the twelve months ended October 30, 2011, 1.50 to 1.00.

(c) Leverage Ratio.  The Borrowers shall not permit the Leverage Ratio of Coachmen and its consolidated Subsidiaries, as calculated at the end of each calendar month, for any period set forth below, to be greater than the ratio set forth below opposite each such month shown below, such ratio to be applicable to the month shown and the two months immediately subsequent to such month and calculated for the number of months specified below:

(i) For the three months ended March 31, 2010, 8.00 to 1.00;

(ii) For the six months ended June 30, 2010, 5.25 to 1.00;

(iii) For the nine months ended September 30, 2010, 4.67 to 1.00;

(iv) For the twelve months ended December 31, 2010, 3.25 to 1.00;

(v) For the twelve months ended March 31, 2011, 2.50 to 1.00;

(vi) For the twelve months ended June 30, 2011, 2.00 to 1.00; and

(vii) For the twelve months ended October 30, 2011, 1.75 to 1.00.

8.22 Capital Expenditures

.  The Borrowers shall not, directly or indirectly, collectively make or commit to make (whether through purchase, capital lease or otherwise) Capital Expenditures in excess of (a) $525,000 for the three month period ending December 31, 2009 and (b) $1,000,000 in any 12 month period without the Lender’s prior written consent

8.23 Warranty Obligations

.  The Borrowers shall not at any time allow the Warranty Obligations to exceed the sum of the Remaining Escrow Funds plus any cash held in a segregated bank account that is subject to a Deposit Control Agreement and set aside by the Borrowers solely for the purpose of satisfying the Warranty Obligations.

8.24 Performance Security Obligations

.  The Borrowers shall not, directly or indirectly, collectively incur Performance Security Obligations in excess of $1,000,000 in any fiscal quarter without the Lender’s prior written consent.

8.25 Sales Contracts

.  The Borrowers shall not enter into any individual sales contract in an amount exceeding $1,000,000 without the prior written consent of the Lender, which will not be unreasonably withheld or delayed.

8.26 Cash Expenditures

.  The Borrowers shall not, directly or indirectly, collectively make or incur individual cash expenditures, other than for raw materials used for manufacturing inventory, in excess of $400,000 in any fiscal quarter without the prior written consent of the Lender, which will not be unreasonably withheld or delayed.

8.27 Use of Proceeds

.  The Borrowers shall use the proceeds of the Notes only in accordance with Schedule 2.7 hereto.

8.28 Material Contracts

.  The Borrowers shall (a) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the Material Contracts to be observed and performed by them, at the times set forth therein, if any; (b) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any Material Contract; (c) not modify, amend or waive any Material Contract in any material respect or any term, provision or right of the licensee thereunder in any material respect, or cancel, surrender or release any Material Contract, or consent to or permit to occur any of the foregoing or the termination or expiration of any Material Contract; except, that, the Borrowers may cancel, surrender or release any Material Contract in the ordinary course of the business of the Borrowers or permit a Material Contract to terminate or expire in the ordinary course of business, so long as the Borrowers give the Lender prior written notice of any such cancellation, surrender, release, termination or expiration.

8.29 Foreign Assets Control Regulations, Etc

.  No portion of the proceeds of any Securities under this Loan Agreement shall be used in violation of the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of October 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) (the “Executive Order”); and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).  Neither the Borrowers nor any of their Subsidiaries or other Affiliates are or will become a “blocked person” as described in the Trading with the Enemy Act, the Foreign Assets Control Regulations or the Executive Order engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

8.30 After Acquired Real Property

.  If the Borrowers hereafter acquire any Real Property or fixtures that has a fair market value in an amount equal to or greater than $100,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of the Lender, or duties or obligations of the Borrowers, promptly upon the Lender's request, the Borrowers shall execute and deliver to the Lender, a Mortgage, deed of trust or deed to secure debt, as the Lender may determine, in form and substance satisfactory to the Lender and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to the Lender a lien and mortgage on and security interest in such Real Property or fixtures (except as the Borrowers would otherwise be permitted to incur hereunder or as otherwise consented to in writing by the Lender) and such other agreements, documents and instruments as the Lender may require in connection therewith.

8.31 Costs and Expenses

.  The Borrowers shall pay to the Lender and each Holder on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, the Lender's rights in the Collateral, this Loan Agreement, the other Transaction Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment; (c) costs and expenses of preserving and protecting the Collateral; (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of the Lender, refinancing or restructuring of the Notes in the nature of a “with-out” or pursuant to any insolvency or bankruptcy proceedings, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Loan Agreement and the other Transaction Documents or defending any claims made or threatened against the Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (e) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Lender during the course of periodic field examinations of the Collateral and the Borrowers’ operations; and (f) the fees and disbursements of counsel (including legal assistants) and consultants to the Lender in connection with any of the foregoing.

8.32 Collateral Monitoring Fee

.  The Borrowers shall pay to the Lender a collateral monitoring fee equal to $8,333.50 per month, commencing on the first day of the month following the Closing Date and on the first day of each month thereafter.  The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration under any circumstances.

8.33 Inconsistent Agreements

.  The Borrowers shall not enter into an agreement or arrangement which is or will be inconsistent with the obligations of the Borrowers under this Loan Agreement, the Securities or any other Transaction Document.

8.34 Increase in Compensation

.  The Borrowers shall not increase the annual total compensation (base plus bonus plus perquisites) of any of the five highest paid employees of any of the Borrowers in any fiscal year by more than five percent (5%) per annum or establish any executive bonus plan or similar arrangement (including, without limitation, any executive bonus plan or similar arrangement) which is not in form and substance to the reasonable satisfaction of the Lender.

8.35 Stay, Extension and Usury Laws

.  The Borrowers covenant and agree (to the extent that it may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit of or advantage of, and will use their best efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of its obligations under this Loan Agreement or the Notes, and the Borrowers (to the extent they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

8.36 Limitation on Ranking of Future Indebtedness

.  The Borrowers shall not, directly or indirectly, incur, create, or suffer to exist an Indebtedness which is subordinate or junior in right of payment (to any extent) to any Existing Debt and which is senior or superior or pari passu in right of payment (to any extent) to the Notes (or any guaranty of the Notes).

8.37 By-Laws Amendment

.  Prior to the Closing Date, Coachmen’s Board of Directors shall approve an amendment to Coachmen’s by-laws providing that Chapter 42 of the Indiana Business Corporation Law, which relates to “control share acquisitions” (as defined therein), shall no longer apply to Coachmen, and shall provide the Lender with evidence, in form and substance satisfactory to the Lender, that such amendment has become effective to accomplish such purpose.  Coachmen shall not thereafter adopt any amendment to its By-laws or articles of Incorporation inconsistent with such amendment.

8.38 Further Assurances

.  At the request of the Lender at any time and from time to time, the Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Loan Agreement or any of the other Transaction Documents.

8.39 Post-Closing Covenants.  The Borrowers shall have completed the post-closing items on Schedule 8.39 hereto within the time periods prescribed therein.

SECTION 9.	PAYMENTS

9.1 Mandatory Prepayment.

(a) Upon the occurrence of (i) a Change of Control or (ii) an Asset Sale with net proceeds to the Borrowers in excess of $1,000,000, that in either case is not approved in advance by the Lender, at the election of the Holders of the majority principal amount of the Notes, the Borrowers shall redeem the then outstanding Notes at a prepayment price equal to the principal amount of all outstanding Notes, plus 125% of the amount of interest (including PIK Interest on the Tranche B Notes) that would have been due to the Lender on the Tranche B Notes had the Tranche B Notes been held to maturity and no payments had been made in respect of any principal or interest on the Tranche B Notes (the “Redemption Price”).  At least twenty (20) days prior to the occurrence of such Change of Control or such Asset Sale, the Borrowers shall provide each Holder of Notes with an Offer of Prepayment pursuant to Section 9.2 hereof.  Upon the occurrence of any event described in this Section 9.1, the Lender’s obligation to provide the Revolving Loans shall cease.

(b) Upon the occurrence of a Permitted Revolver Financing, the Borrowers shall redeem, and the Holders shall tender, all of the then outstanding Revolving Notes at a redemption price equal to the outstanding principal amount plus any accrued and unpaid interest thereon and any fees and expenses due and occurring at such time.  Such redemption shall occur concurrently with the closing of the Permitted Revolver Financing.  Thereafter, the Lender’s obligation to make, and the Borrowers’ ability to receive, Revolving Loans under the Revolving Notes shall cease entirely.  In order to facilitate the Borrowers’ ability to obtain a Permitted Revolver Financing, the Holders of the Revolving Notes will agree to subordinate their liens on the Borrowers’ inventory and accounts receivable on terms that are reasonable and customary, as determined in the sole discretion of such Holders.

9.2 Offer of Prepayment

.  An offer of prepayment (“Offer of Prepayment”) shall be mailed by the Borrowers to each Holder of a Note at such Holder’s registered address by first class mail not more than 10 days after the occurrence of such Change in Control or Asset Sale.  A Holder may accept the Offer of Prepayment for Revolving Notes only, Tranche B Notes only or a combination of Revolving Notes and Tranche B Notes.  Each Offer of Prepayment shall be an irrevocable offer to prepay all of the Notes and shall state:

(a) the applicable Prepayment Date, which shall be no later than ten Business Days after the date of mailing;

(b) the applicable Prepayment Price; and

(c) that the Notes subject to the Offer of Prepayment must be surrendered to the Borrowers to collect the applicable Prepayment Price.

9.3 Effect of Notice of Prepayment

.  Once an Offer of Prepayment is accepted by one or more Holders, the Notes submitted for prepayment by such Holder(s) thereunder shall become due and payable on the applicable Prepayment Date at the applicable Prepayment Price.  The Borrowers shall prepay any and all Notes submitted by any Holders on the applicable Prepayment Date at the applicable Prepayment Price.

9.4 No Voluntary Prepayment of Tranche B Notes

.  The Borrowers may pay interest on the Tranche B Notes in cash if paid on an Interest Payment Date (as defined in the Tranche B Notes).  If not paid in such manner, all interest due under the Tranche B Notes shall automatically become PIK Interest and shall become part of the principal amount of the Tranche B Notes.  The Borrowers shall not prepay any principal due or to become due under the Tranche B Notes prior to their maturity under any circumstances without the permission of the Holders.

9.5 Mandatory Repayments and Prepayments of Revolving Notes.

(a)  The Lender’s obligation to make Revolving Loans shall terminate at the opening of business on the earlier of (i) the second anniversary of the Closing Date, (ii) the date on which the Tranche B Notes or the Revolving Notes are redeemed pursuant to Section 9.1(a) or (b), respectively, or (iii) thirty (30) days after the Borrowers have been presented with a refinancing meeting the criteria for an acceptable refinancing mutually agreed upon by the Lender and the Borrower Representative on or immediately prior to the Closing Date.  On such date there shall become due and payable and the Borrowers shall pay the entire outstanding principal amount of all Revolving Loans made to the Borrowers, together with accrued and unpaid interest thereon.

(b) If on any two consecutive Business Days Available Cash exceeds $2,500,000, then, on the next succeeding Business Day, the Borrowers shall make successive prepayments of $500,000 on any outstanding Revolving Loans until Available Cash is reduced to $2,000,000 or less.

9.6 Optional Prepayments

.  The Borrowers may prepay the Revolving Loans in whole or in part (in minimum principal amounts of $1,000,000 or in any larger integral multiple of $1,000,000) upon at least one Business Day’s prior irrevocable written notice to the Lender, in an amount equal to 100% of the principal amount repaid.  The aggregate principal amount of the Revolving Loans designated for prepayment in any notice of optional prepayment provided pursuant to this subsection shall become due and payable on the date fixed for prepayment as specified above.

9.7 Application of Payments

.  Until the occurrence and continuance of an Event of Default, payments received by the Lender in respect of the Obligations shall be applied to interest and then principal amounts of the Revolving Notes.  Prepayments and Repayments in respect of the Obligations received at any time by the Lender and any payments received by the Lender following the occurrence and during the continuance of an Event of Default shall be applied in the following order:

FIRST, to fees and expenses in respect of the Notes and the Transaction Documents;

SECOND, to accrued and unpaid interest in respect of the Revolving Notes;

THIRD, to principal amount outstanding under the Revolving Notes;

FOURTH, to all other Obligations due and owing under or in respect of the Revolving Notes;

FIFTH, to accrued and unpaid interest in respect of the Tranche B Notes;

SIXTH, to principal amount outstanding under the Tranche B Notes;

SEVENTH, to all other Obligations due and owing under or in respect of the Tranche B Notes; and

NINTH, to all remaining Obligations.

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default

.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) The Borrowers fail to pay any of the Obligations when due; or (ii) the Borrowers fail to perform any of the covenants contained in Sections 8.3, 8.4, 8.19, 8.30, and 8.31 of this Loan Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by the Borrowers of any such covenant; or (iii) the Borrowers fail to perform any of the terms, covenants, conditions or provisions contained in this Loan Agreement or any of the other Transaction Documents other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by the Borrowers or any Obligor to the Lender in this Loan Agreement, the other Transaction Documents or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes or terminates, or purports to revoke or terminate, or fails to perform any of the terms, covenants, conditions or provisions of, any guarantee, endorsement or other agreement of such party in favor of the Lender;

(d) any judgment for the payment of money is rendered against the Borrowers or any Obligor in excess of $100,000 in any one case or in excess of $250,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against the Borrowers or any Obligor or any of the Collateral having a value in excess of $250,000;

(e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or the Borrowers or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) one or more of the Borrowers or any Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against one or more of the Borrowers or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or one or more of the Borrowers or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by one or more of the Borrowers or any Obligor or for all or any part of its property;

(i) any default in respect of any Indebtedness of one or more of the Borrowers or any Obligor (other than Indebtedness owing to the Lender), in any case in an amount in excess of $100,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by one or more of the Borrowers or any Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j) any material provision hereof or of any of the other Transaction Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than the Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Transaction Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Transaction Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k) (i) one or more ERISA Events shall have occurred, (ii) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability), or (iii) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if any of the Borrowers, any of their Subsidiaries, or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans; and the liability of any or all of the Borrowers, any of their Subsidiaries, and the ERISA Affiliates contemplated by the foregoing clauses (i), (ii) and (iii), either individually or in the aggregate, exceeds or would be reasonably expected to exceed $100,000;

(l) any Change of Control;

(m) the indictment by any Governmental Authority, or as the Lender may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of one or more of the Borrowers or any Obligor of which the Borrowers, any Obligor or the Lender receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of the Lender, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against one or more of the Borrowers pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $200,000; or (ii) any other property of one or more of the Borrowers which is necessary or material to the conduct of its business; or

(n) there shall be a material adverse change in the business, assets or prospects of the Borrowers or any Obligor after the date hereof.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, the Lender shall have all rights and remedies provided in this Loan Agreement, the other Transaction Documents, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by the Borrowers or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to the Lender hereunder, under any of the other Transaction Documents, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in the Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by the Borrowers of this Loan Agreement or any of the other Transaction Documents.  The Lender may, at any time or times, proceed directly against one or more of the Borrowers or any Obligor to collect the Obligations without prior recourse to any Obligor or any of the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, the Lender may upon written notice to the Borrowers, accelerate the payment of all Obligations and demand immediate payment thereof to the Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, the Lender may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral; (ii) require the Borrowers, at the Borrowers’ expense, to assemble and make available to the Lender any part or all of the Collateral at any place and time designated by the Lender; (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral; (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose; (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of the Lender or elsewhere) at such prices or terms as the Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of the Borrowers, which right or equity of redemption is hereby expressly waived and released by the Borrowers; and/or (vi) terminate this Loan Agreement.  If any of the Collateral is sold or leased by the Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by the Lender.  If notice of disposition of Collateral is required by law, ten (10) days’ prior notice by the Lender to the Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and the Borrowers waive any other notice.  In the event the Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, the Borrowers waive the posting of any bond which might otherwise be required.

(d) The Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, enforce the Borrowers’ rights against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, the Lender may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to the Lender and that the Lender has a security interest therein and the Lender may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to the Lender; (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations; (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and the Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto; and (iv) take whatever other action the Lender  may deem necessary or desirable for the protection of its interests.  At any time that an Event of Default exists or has occurred and is continuing, at the Lender’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to the Lender and are payable directly and only to the Lender and the Borrowers shall deliver to the Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as the Lender may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, the Borrowers shall, upon Lender’s request, hold the returned Inventory in trust for the Lender, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to the Lender’s instructions, and not issue any credits, discounts or allowances with respect thereto without the Lender’s prior written consent.

(e)  To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), the Borrowers acknowledge and agree that it is not commercially unreasonable for the Lender (i) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral; (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other persons, whether or not in the same business as the Borrowers for expressions of interest in acquiring all or any portion of the Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties; (xi) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral.  The Borrowers acknowledge that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender's exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrowers or to impose any duties on the Lender that would not have been granted or imposed by this Loan Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling the Lender to exercise the rights and remedies hereunder, the Borrowers hereby grant to the Lender, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing without payment of royalty or other compensation to the Borrowers) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by the Borrowers, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, the Lender may apply the cash proceeds of Collateral actually received by the Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations including checks or other payments provisionally credited to the Obligations and/or as to which the Lender has not yet received final and indefeasible payment (and including any contingent liability of the Lender to any bank at which deposit accounts of the Borrowers are maintained under any Deposit Account Control Agreement).  The Borrowers shall remain liable to the Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS

AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Loan Agreement and the other Transaction Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Florida but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

(b) The Borrowers and the Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Miami-Dade County, Florida and the United States District Court for the Southern District of Florida, whichever the Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Loan Agreement or any of the other Transaction Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Loan Agreement or any of the other Transaction Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Lender shall have the right to bring any action or proceeding against the Borrowers or their property in the courts of any other jurisdiction which the Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against the Borrowers or their property).

(c) The Borrowers hereby waive personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the Lender's option, by service upon the Borrowers in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, the Borrowers shall appear in answer to such process, failing which the Borrowers shall be deemed in default and judgment may be entered by the Lender against the Borrowers for the amount of the claim and other relief requested.

(d) THE BORROWERS AND LENDER EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LOAN AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS; OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS LOAN AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.   THE BORROWERS AND THE LENDER EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE BORROWERS OR THE PURCHASER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS LOAN AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) The Lender shall not have any liability to the Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by the Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Loan Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of the Lender.  In any such litigation, the Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Loan Agreement.  The Borrowers:  (i) certify that neither the Lender, nor any representative, agent or attorney acting for or on behalf of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Loan Agreement or any of the other Transaction Documents; and (ii) acknowledge that in entering into this Loan Agreement and the other Transaction Documents, the Lender is relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices

.  The Borrowers hereby expressly waive demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Loan Agreement, except such as are expressly provided for herein.  No notice to or demand on the Borrowers which the Lender may elect to give shall entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers

.  Neither this Loan Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of the Lender, and as to amendments, as also signed by an authorized officer of the Borrowers.  The Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of the Lender.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by the Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4 Waiver of Counterclaims

.  The Borrowers waive all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Loan Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto (but nothing in this Section 11.4 shall limit the right of the Borrowers to bring a claim against the Lender in a separate proceeding, subject to the other terms hereof).

SECTION 12.	MISCELLANEOUS

12.1 Transfers.

(a) Each Holder shall be permitted to transfer any Security or any portion thereof (and the rights relating thereto under this Loan Agreement and the other Transaction Documents) to any Person; provided that: (i) such transfer is made pursuant to a registration statement under the Securities Act (it being acknowledged that, the Borrowers shall not be obligated to assist in any manner in any such registration except as required by the Registration Rights Agreement) or pursuant to an exemption from the registration requirements of the Securities Act; (ii) if such transfer is being made pursuant to an exemption from such registration requirements and if requested by the Borrowers, counsel for such Holder (which counsel may be internal counsel) furnishes to the Borrowers an opinion to the effect that such transfer is being made pursuant such an exemption; (iii) the applicable transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; and (iv) such transferee represents to the Borrowers in writing that it is acquiring such Security solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Security pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

(b) The Borrowers shall pay the reasonable fees and disbursements of counsel for any Holder who is requested to deliver an opinion under Section 12.1(a)(ii).

(c) Within three (3) Business Days after its receipt of notice that a transfer is being made pursuant to this Section 12.1, but not prior to the effective date of such transfer, the Borrowers shall deliver to the applicable transferee a new Security evidencing the aggregate amount transferred and, if the Holder making such transfer is retaining an interest in the Security, a replacement Security in the aggregate amount being retained by such Holder (such Security to be in exchange for, but not in payment of the Security then held by such Holder).  Each such Security shall be dated the date of the predecessor Security.  The Holder making such transfer shall mark the predecessor Security “exchanged” and deliver it to the Borrowers.

12.2 Interpretative Provisions.

(a)  All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Loan Agreement.

(b)  All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)  All references to the Borrowers and the Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Loan Agreement” and words of similar import when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not any particular provision of this Loan Agreement and as this Loan Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Loan Agreement shall mean “including, without limitation” and the word “will” when used in this Loan Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to the Lender, if such Event of Default is capable of being cured as determined by the Lender.

(g) All references to the term “good faith” used herein when applicable to the Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.  The Borrowers shall have the burden of proving any lack of good faith on the part of the Lender alleged by the Borrowers at any time.

(h) Any accounting term used in this Loan Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of the Borrowers most recently received by the Lender prior to the date hereof.  Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Transaction Document; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)  The captions and headings of this Loan Agreement are for convenience of reference only and shall not affect the interpretation of this Loan Agreement.

(l)  This Loan Agreement and other Transaction Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)  This Loan Agreement and the other Transaction Documents are the result of negotiations among and have been reviewed by counsel to the Lender and the other parties, and are the products of all parties.  Accordingly, this Loan Agreement and the other Transaction Documents shall not be construed against the Lender merely because of the Lender's involvement in their preparation.

12.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  Notices delivered through electronic communications shall be effective to the extent set forth in Section 12.3(b) below.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to the Borrowers:	Coachmen Industries, Inc. 2831 Dexter Drive Elkhart, Indiana 46514 Attn: Chief Executive Officer, General Counsel Telephone: (574) 266-2500 Facsimile: (574) 266-3046
If to the Lender:	H.I.G. All American, LLC 1001 Brickell Bay Drive, 27th Floor Miami, Florida 33131 Attn: Matt Sanford Telephone: (305) 379-2322 Facsimile: (305) 379-2013
with a copy to (which shall not constitute notice):	White & Case LLP Wachovia Financial Center, Suite 4900 200 South Biscayne Boulevard Miami, Florida 33131-2352 Attention: Jorge L. Freeland, Esq. Telephone: (305) 371-2700 Facsimile: (305) 358-5744
(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender or as otherwise determined by the Lender.  Unless the Lender otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

12.4 Partial Invalidity

.  If any provision of this Loan Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Loan Agreement as a whole, but this Loan Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

12.5 Successors

.  This Loan Agreement, the other Transaction Documents and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by the Lender, the Borrowers and their respective successors and assigns (including each Holder), except that the Borrowers may not assign their rights under this Loan Agreement, the other Transaction Documents and any other document referred to herein or therein without the prior written consent of the Lender.

12.6 USA Patriot Act

.  The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of the corporation and other information that will allow the Lender to identify the corporation in accordance with the Act and any other applicable law.

12.7 Entire Agreement

.  This Loan Agreement, the other Transaction Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Loan Agreement and any schedule or exhibit hereto, the terms of this Loan Agreement shall govern.

12.8 Counterparts, Etc.

  This Loan Agreement or any of the other Transaction Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Loan Agreement or any of the other Transaction Documents by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Loan Agreement or any of such other Transaction Documents.  Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[Signature pages follow]

MIAMI 837301 v12 (2K)

IN WITNESS WHEREOF, the Lender and the Borrowers have caused this Loan Agreement to be duly executed as of the day and year first above written.

LENDER H.I.G. ALL AMERICAN, LLC By:/s/ Fabian de Armas Title:Vice President	BORROWERS COACHMEN INDUSTRIES, INC. By:/s/ Richard M. Lavers Title: President and CEO
ALL AMERICAN HOMES, LLC By:/s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF COLORADO, LLC By:/s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF GEORGIA, LLC By:/s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF INDIANA, LLC By:/s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF IOWA, LLC By:/s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF NORTH CAROLINA, LLC By:/s/ James T. Holden Title: Secretary
ALL AMERICAN HOMES OF OHIO, LLC By:/s/ James T. Holden Title: Secretary
ALL AMERICAN BUILDING SYSTEMS, LLC By:/s/ James T. Holden Title: Secretary
ALL AMERICAN SPECIALTY VEHICLES, LLC By:/s/ James T. Holden Title: Secretary
COACHMEN MOTOR WORKS, LLC By:/s/ James T. Holden Title: Secretary
COACHMEN MOTOR WORKS OF GEORGIA, LLC By:/s/ James T. Holden Title: Secretary
CONSOLIDATED BUILDING INDUSTRIES, LLC By:/s/ James T. Holden Title: Secretary
CONSOLIDATED LEISURE INDUSTRIES, LLC By:/s/ James T. Holden Title: Secretary
COACHMEN OPERATIONS, INC. By:/s/ James T. Holden Title: Secretary
COACHMEN PROPERTIES, INC. By:/s/ James T. Holden Title: Secretary
MOD-U-KRAF HOMES, LLC By:/s/ James T. Holden Title: Secretary
SUSTAINABLE DESIGNS, LLC By:/s/ James T. Holden Title: Secretary

MIAMI 837301 v12 (2K)